SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Amerigon Incorporated
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Amerigon Incorporated

21680 Haggerty Road

Suite 101

Northville, Michigan 48167

NOTICE OF ANNUAL MEETING

Dear Shareholder:

On Friday, June 24, 2011, Amerigon Incorporated (the “Company,” “Amerigon,” “we” or “us”), will hold its 2011 Annual Meeting at the Company’s offices located at 21680 Haggerty Road, Suite 101, Northville, Michigan 48167. The meeting will begin at 9:30 a.m. (local time).

Only holders of the Company’s common stock at the close of business on the record date, May 10, 2011 are eligible to vote at the Annual Meeting or any adjournments that may take place. At the Annual Meeting, the Company’s shareholders will be asked to consider and act on the following matters:

1. The election of directors to the Board of Directors;

2. The ratification of the appointment of Grant Thornton LLP to act as the Company’s registered independent accountants for the year ended December 31, 2011;

3. The approval, on an advisory basis, of the compensation of our “named executive officers,” as such officers are determined pursuant to the compensation disclosure rules of the Securities and Exchange Commission;

4. The approval, on an advisory basis, of whether an advisory vote on the compensation of our named executive officers should occur once every one, two or three years;

5. The approval, under Nasdaq Marketplace Rule 5635, of the potential issuance of additional securities to holders of shares of our recently-issued Series C 8% Convertible Preferred Stock (the “Series C Preferred Stock”) in the form of common stock (A) in lieu of cash dividends on the Series C Preferred Stock and (B) upon conversion or redemption of the Series C Preferred Stock; however, approval is only being sought with respect to any such additional securities that would result in such holders having received, in the aggregate in connection with the issuance of the Series C Preferred Stock, 20% or more of our outstanding common stock, calculated prior to the issuance of the Series C Preferred Stock;

6. The approval of a proposal to amend our Articles of Incorporation to increase the authorized number of shares of our common stock from 30,000,000 to 55,000,000;

7. The approval of the proposed Amerigon Incorporated 2011 Equity Incentive Plan, covering 850,000 shares of our common stock, conditioned upon the approval of the proposal set forth in item 6 above; and

8. Such other business as may properly be presented at the meeting.

All shareholders are cordially invited to attend the meeting. Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy and return it in the prepaid envelope as promptly as possible to ensure your representation at the meeting.

A copy of our 2010 Annual Report, which includes audited financial statements for the year ended December 31, 2010, is being mailed with this Proxy Statement. We expect that the Definitive Proxy Statement and accompanying proxy will be released to shareholders on or about May 20, 2011.

By order of the Board of Directors,

Barry G. Steele
Secretary

i

QUESTIONS AND ANSWERS

Q:	What am I voting on?

A:	You are being asked by the Board of Directors to vote on seven items:

Proposal 1: The election of directors to the Board of Directors. The election is described on page 6 and information about the nominees can be found beginning on page 25.

Proposal 2: The ratification of the appointment of Grant Thornton LLP to act as the Company’s registered independent accountants for the year ended December 31, 2011. The ratification is described beginning on page 7.

Proposal 3: A proposal to approve, on an advisory basis, the compensation of our named executive officers. This proposal is described beginning on page 8.

Proposal 4: A proposal to approve, on an advisory basis, whether an advisory vote on the compensation of our named executive officers should occur once every one, two or three years. This proposal is described beginning on page 9.

Proposal 5: A proposal, under Nasdaq Marketplace Rule 5635, to approve the issuance of additional securities to holders of shares of Series C Preferred Stock in the form of common stock (A) in lieu of cash dividends on the Series C Preferred Stock and (B) upon conversion or redemption of the Series C Preferred Stock; however, approval is only being sought with respect to any such additional securities that would result in such holders having received, in the aggregate in connection with the issuance of the Series C Preferred Stock, 20% or more of our outstanding common stock, calculated prior to the issuance of the Series C Preferred Stock. This proposal is described beginning on page 10.

Proposal 6: A proposal to amend our Articles of Incorporation to increase the authorized number of shares of our common stock from 30,000,000 to 55,000,000. This proposal is described beginning on page 14.

Proposal 7: A proposal to approve the Amerigon Incorporated 2011 Equity Incentive Plan covering 850,000 shares of our common stock, conditioned upon the approval of Proposal 6 set forth above. This proposal is described beginning on page 16.

Q:	How does the Board of Directors recommend I vote?

A:	The Board of Directors recommends a vote:

(i) FOR each of its nominees to serve on the Board of Directors;

(ii) FOR the proposal to ratify the appointment of Grant Thornton LLP as our registered independent accountants for the year ending December 31, 2011;

(iii) FOR the approval, on an advisory basis, of the compensation of our named executive officers;

(iv) FOR the approval, on an advisory basis, of the option of every year as the frequency with which shareholders are provided an advisory vote on the compensation of named executive officers;

(v) FOR the approval of the issuance of additional securities to holders of shares of Series C Preferred Stock that would result in such holders having received, in the aggregate in connection with the issuance of the Series C Preferred Stock, 20% or more of our outstanding common stock, calculated prior to the issuance of the Series C Preferred Stock;

(vi) FOR the adoption of the proposed amendment to our Articles of Incorporation to increase the authorized number of shares of our common stock from 30,000,000 to 55,000,000; and

(vii) FOR the proposal to approve the Amerigon Incorporated 2011 Equity Incentive Plan, covering 850,000 shares of our common stock, conditioned upon the approval of Proposal 6 set forth above.

Q:	Who is entitled to vote?

A:	Only holders of the Company’s common stock at the close of business on the record date, May 10, 2011 are eligible to vote at the Annual Meeting.

Q:	How do I vote?

A:	Complete, sign and date each proxy card you receive and return it in the prepaid envelope so that we receive it before the meeting, or, if you are the registered owner of the shares on the record date, May 10, 2011, attend the meeting and vote in person.

Q:	If I return a proxy card, can I revoke my proxy?

A:	You have the right to revoke your proxy at any time before the meeting by notifying the Company of your revocation or by returning a later-dated proxy card to the Company. If you wish to revoke your proxy, notification or a later-dated proxy card must be sent to Barry G. Steele, Secretary of Amerigon Incorporated, 21680 Haggerty Road, Suite 101, Northville, Michigan 48167, and received by Mr. Steele by 5:00 p.m. on June 23, 2011.

Your attendance at the meeting will not have the effect of revoking any proxy you have given unless you give written notice of revocation to Mr. Steele before the proxy is voted.

Q:	How do I make sure my vote is counted?

A:	Whether or not you plan to attend the meeting, complete, date and sign each proxy card you receive and return it as promptly as possible so it is received before the meeting. In the absence of instructions, shares represented by valid proxies will be voted as recommended by the Board of Directors.

Q:	What does it mean if I get more than one proxy card?

A:	If your shares are registered differently or are in more than one account, you may receive more than one proxy card. Sign and return all proxy cards to ensure that all your shares are voted. Whenever possible, we encourage you to have all accounts registered in the same name and address. You can accomplish this by contacting our transfer agent, Computershare Limited, in writing at P.O. Box 43021, Providence, Rhode Island 02940 or (800) 962-4284.

Q:	Can two or more shareholders sharing an address receive only one copy of proxy materials and the Company’s annual report in the future?

A.

If you and another shareholder share an address, you can request that only one copy of all future deliveries of proxy materials and the Company’s annual report be delivered to such address by contacting our transfer agent, Computershare Limited, at P.O. Box 43021, Providence, Rhode

Island 02940 or (800) 962-4284. Alternatively, if you and another shareholder sharing an address are receiving only one copy of proxy materials or the Company’s annual report but you wish to each receive separate copies of such items, contact Computershare Limited at the address or telephone number above. Upon request, the Company will promptly send you a separate copy of such materials.

Q:	What vote is required for each of the proposals?

A:	As of the record date, May 10, 2011, XXXX shares of the Company’s common stock were issued and outstanding. Each common stockholder is entitled to one vote for each share held. A quorum must be established before the voting may proceed. For a description of a “quorum,” please see “What is a quorum?” below.

Proposal 1: With respect to the election of directors, the seven nominees who receive the most votes will be elected directors. Withheld votes and broker non-votes will have no effect on the outcome of the vote.

Proposal 2: The affirmative vote of a majority of the votes cast at the Annual Meeting will be necessary to ratify the appointment of Grant Thornton LLP to act as our registered independent accountants for the year ended December 31, 2011. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Proposal 3: The affirmative vote of a majority of the votes cast at the Annual Meeting will be necessary to approve, on an advisory basis, the compensation of our named executive officers. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Proposal 4: The option of one year, two years or three years that receives the highest number of votes cast at the Annual Meeting will receive advisory approval of the frequency for the advisory vote on named executive officer compensation that has been selected by the shareholders. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Proposal 5: Approval of the issuance of additional securities to holders of shares of Series C Preferred Stock that would result in such holders having received, in the aggregate in connection with the issuance of the Series C Preferred Stock, 20% or more of our outstanding common stock, calculated prior to the issuance of the Series C Preferred Stock, requires an affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote. Although the Series C Preferred Stock is non-voting, if any shares of common stock were issued upon conversion of the Series C Preferred Stock prior to the record date, such shares shall not be entitled to vote on this proposal.

Proposal 6: The affirmative vote of a majority of our outstanding common stock will be necessary to adopt the amendment to our Articles of Incorporation to increase the authorized number of shares of our common stock from 30,000,000 to 55,000,000. Broker non-votes will be counted towards the vote total for this proposal and will have the same effect as “against” votes.

Proposal 7: The affirmative vote of a majority of the votes cast at the Annual Meeting will be necessary to approve the Amerigon Incorporated 2011 Equity Incentive Plan; provided, however, that such approval is subject to approval of Proposal 6 above, which requires the affirmative vote of a majority of our outstanding common stock. Abstentions and broker non-votes will have no effect on the outcome of the vote on this proposal.

Other Matters: If any other matter is properly submitted to the shareholders at the Annual Meeting, its adoption will generally require the affirmative vote of a majority of the votes cast at the Annual Meeting. The Board of Directors does not propose to conduct any business at the Annual Meeting other than as stated above.

Although there is no requirement that the appointment of Grant Thornton LLP be terminated if Proposal No. 2 fails, our Audit Committee will consider the appointment of other registered independent accounting firms if the shareholders choose not to ratify the appointment of Grant Thornton LLP.

Although the advisory votes in Proposal Nos. 3 and 4 are not binding on the Company, the Board of Directors and/or the respective Committee will take your vote into consideration in determining future activities.

Q:	What is a “quorum”?

A:	A “quorum” is a majority of the outstanding shares entitled to vote. In order to transact business at the Annual Meeting, a quorum must be present. For determining whether a quorum is present, shares represented at the Annual Meeting in person or by proxy are treated as present. Abstentions, withheld votes and broker non-votes will be counted in determining the number of shares present or represented by proxy in determining whether a quorum is present.

Q:	Can I cumulate my votes for directors?

A:	You can cumulate votes (i.e., cast for any one or more candidates a number of votes greater than the number of your shares) for directors if (A) the nominee’s or nominees’ names you wish to vote for were placed in nomination prior to the commencement of voting and (B) you gave us notice of your intention to cumulate votes prior to the commencement of voting. As of the date of this Proxy Statement, we have not received notice from any shareholder that he, she or it intends to cumulate votes.

If you decide to cumulate your votes, and you comply with the requirements described above, you will be entitled to cast a number of votes equal to the number of shares you hold multiplied by seven (the number of directors to be elected). You may then decide to cast these votes for a single nominee or to distribute your votes among two or more nominees. If any shareholder cumulates votes for directors, every other shareholder will also be entitled to cumulate votes for directors.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the Annual Meeting other than those items described in this Proxy Statement, if any other business is presented at the Annual Meeting, a signed proxy card gives authority to Daniel R. Coker, President and Chief Executive Officer of the Company, and Barry G. Steele, Secretary of the Company, to vote on such matters at their discretion, to the extent permitted by law. Specifically, proxies solicited by this Proxy Statement may be voted by Mr. Coker and Mr. Steele in favor of any motion to adjourn the Annual Meeting for a specific period of time or indefinitely.

Q:	When are shareholder proposals for the 2012 Annual Meeting due?

A:

All shareholder proposals and nominations to be considered for inclusion in next year’s proxy statement and form of proxy must be submitted in writing to Barry G. Steele, Secretary of Amerigon Incorporated, 21680 Haggerty Road, Suite 101, Northville, Michigan 48167 by January 14, 2012. We must receive notice at the same address by March 29, 2012 of all shareholder proposals and nominations to be presented at the 2012 Annual Meeting but not included in next year’s proxy statement and form of proxy. If we do not have notice of the matter by that date, our form of proxy in connection with that meeting may confer discretionary authority to vote on that matter, and the persons named in our form of proxy will vote the shares represented by such proxies at their discretion. Any proposal must comply with federal securities laws.

Q:	Who is soliciting my proxy?

A:	This solicitation is being made by the Board of Directors on behalf of the Company.

Q:	Is this Proxy Statement available on the Internet?

A:	This Proxy Statement is available, free of charge, at the Company’s website www.amerigon.com and at the following website: www.envisionreports.com/ARGN; however, the only means by which you are able to deliver your proxy is by dating and signing your proxy card and returning it as promptly as possible so it is received before the Annual Meeting.

Q:	Who bears the cost of this proxy solicitation, and are there any paid solicitors?

A:	The Company bears the entire cost of soliciting proxies in the enclosed form. We may supplement our solicitation of proxies by mail with telephone, e-mail or personal solicitation by our officers or other regular employees. In such case, we would expect our Chief Executive Officer and/or Chief Financial Officer to oversee such supplemental solicitation. We will not pay any additional compensation to any of our employees for their supplemental solicitation services. We have also hired (A) Computershare Limited and Broadridge Financial Solutions to assist in the distribution of proxy materials and (B) Georgenson Inc. to assist in the solicitation of votes for total fees of approximately $XXXX, plus estimated out-of-pocket expenses of approximately $XXXX. We also reimburse brokerage houses and other custodians, nominees and fiduciaries upon request for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

MATTERS TO BE VOTED ON

Proposal 1: Election of Directors

There are seven nominees for election to the Board of Directors of the Company:

Lon E. Bell, Ph.D.

Francois J. Castaing

Daniel R. Coker

John M. Devine

Maurice E.P. Gunderson

Oscar B. Marx III

James J. Paulsen

Each nominee is a current member of the Board of Directors. Information about each nominee can be found beginning on page 25.

Vote Required

With respect to the election of directors, the seven nominees who receive the most votes will be elected directors. Withheld votes and broker non-votes will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends a vote FOR each of the nominees.

Proposal 2: Ratification of Appointment of Grant Thornton LLP

Our Audit Committee has appointed Grant Thornton LLP as our registered independent accounting firm for the year ending December 31, 2011, and the Board of Directors and the Audit Committee recommend that the shareholders ratify this appointment.

Although there is no requirement that the appointment of Grant Thornton LLP be terminated if the ratification fails, the Audit Committee will consider the appointment of other registered independent accounting firms if the shareholders choose not to ratify the appointment of Grant Thornton LLP. The Audit Committee may terminate the appointment of Grant Thornton LLP as our registered independent accounting firm without the approval of shareholders whenever the Audit Committee deems such termination appropriate.

Grant Thornton LLP, acting as our independent accountants, has reported on our December 31, 2010 financial statements in our 2010 Annual Report, which was filed with the SEC on Form 10-K on February 17, 2011, and has served as our independent accountants for four years. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement at the meeting if he or she desires to do so. The representative will also be available to respond to appropriate questions.

It is the Audit Committee’s policy and practice to review and approve in advance all services, audit and non-audit, to be rendered by the Company’s independent auditor. The Audit Committee does not delegate this responsibility or any other committee function to Company management.

Fees billed by Grant Thornton LLP for 2010 and 2009 (in thousands), all which were approved by the Audit Committee in accordance with its established policies and procedures, were as follows:

	2010	2009
Audit Fees	$215	$209
Audit-Related Fees	5	—
Tax Fees	—	—
All Other Fees	6	6

	$226	$215

The Company’s independent auditor does not generally provide tax compliance, tax advice and tax planning services to the Company. A separate firm has been engaged by the Company to provide such services.

Vote Required

The affirmative vote of a majority of the votes cast at the Annual Meeting will be necessary to ratify the appointment of Grant Thornton LLP to act as our registered independent accountants for the year ended December 31, 2011. Abstentions and broker non-votes will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Grant Thornton LLP as our registered independent accountants for the year ending December 31, 2011.

Proposal 3: Advisory Vote on Named Executive Officer Compensation

Our Board of Directors requests that shareholders provide advisory, non-binding, approval of the compensation of our named executive officers, as disclosed in this Proxy Statement in accordance with the SEC’s rules (commonly known as a “say-on-pay” proposal). We recognize the interest our shareholders have in the compensation of our executives and we are providing this advisory proposal in recognition of that interest and as required by the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act.

As described in detail under the heading “Executive Compensation – Compensation Discussion and Analysis” beginning on page 41, our named executive officer compensation program is designed to attract, motivate, and retain our named executive officers, who are critical to our success, and ensure alignment of the interests of such persons with our shareholders. Under this program, our named executive officers are rewarded for their service to the Company, the achievement of specific performance goals and the realization of increased shareholder value. We believe our named executive officer compensation programs also are structured appropriately to support our business objectives, as well as to support our culture. The Compensation Committee regularly reviews the compensation programs for our named executive officers to ensure the fulfillment of our compensation philosophy and goals.

Please read the “Executive Compensation – Compensation Discussion and Analysis,” beginning on page 41, and the named executive officer compensation tables, beginning on page 45, for additional details about our named executive officer compensation program and the amount of compensation paid to our named executive officers in 2010.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Executive Compensation – Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. We value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Vote Required

The affirmative vote of a majority of the votes cast at the Annual Meeting will be necessary to approve, on an advisory basis, the compensation of our named executive officers. Abstentions and broker non-votes will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

Proposal 4: Advisory Vote on the Frequency of an Advisory Vote on Named Executive Officer Compensation

The Dodd-Frank Act also enables our shareholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, such as Proposal 3 included in this Proxy Statement. By voting on this Proposal 4, shareholders may indicate whether they would prefer an advisory vote be held on named executive officer compensation once every one, two, or three years.

After careful consideration, our Board of Directors has determined that an advisory vote on named executive officer compensation that occurs every year is the most appropriate alternative for the Company, and therefore our Board of Directors recommends that you vote for a one-year interval for the advisory vote on named executive officer compensation. An annual advisory vote on named executive officer compensation will allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement as quickly as possible. Additionally, an annual advisory vote on named executive officer compensation is consistent with the annual performance goals for our named executive officers. We understand that our shareholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our shareholders on this proposal.

This vote is advisory and not binding on the Board of Directors or the Company in any way, and therefore the Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on named executive officer compensation more or less frequently than the option approved by our shareholders.

Vote Required

The option of one year, two years or three years that receives the highest number of votes cast at the Annual Meeting will be the frequency for the advisory vote on named executive officer compensation that has been selected by shareholders. Abstentions and broker non-votes will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends a vote for the approval on an advisory basis of the option of every year as the frequency with which shareholders are provided an advisory vote on the compensation of named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC.

Proposal 5: A proposal, under Nasdaq Marketplace Rule 5635, to approve the issuance of additional securities to holders of shares of Series C Preferred Stock in the form of common stock (A) in lieu of cash dividends on the Series C Preferred Stock and (B) upon conversion or redemption of the Series C Preferred Stock; however, approval is only being sought with respect to any such additional securities that would result in such holders having received, in the aggregate in connection with the issuance of the Series C Preferred Stock, 20% or more of our outstanding common stock, calculated prior to the issuance of the Series C Preferred Stock.

Our common stock is listed on the Nasdaq Global Select Market, and we are subject to the Nasdaq listing standards set forth in its Marketplace Rules. Under Nasdaq Marketplace Rule 5635, shareholder approval is required in connection with the issuance of securities that represent 20% or more of our outstanding common stock (calculated on the date of the applicable transaction, but prior to the securities being issued) (“Outstanding Common Stock”), subject to certain exceptions that are not applicable in our case.

On March 31, 2011, we issued 7,000 shares of Series C Preferred Stock that are convertible into shares of our common stock representing, in the aggregate, 19.9% of our Outstanding Common Stock. As described below, the shares of Series C Preferred Stock accumulate dividends at a rate 8% per annum. Under certain circumstances, we are entitled to pay such dividends in the form of additional shares of common stock (“Dividend Shares”), but the issuance of Dividend Shares would be expected to cause the total number of shares of common stock issued in connection with the Series C Preferred Stock to represent 20% or more of our Outstanding Common Stock. Accordingly, we need shareholder approval in order to issue Dividend Shares to the extent that the issuance of such Dividend Shares would cause the total number of shares of common stock issued in connection with the Series C Preferred Stock to represent 20% or more of our Outstanding Common Stock (“Excess Dividend Shares”).

In addition, the terms of the Series C Preferred Stock provide that, under certain circumstances, shares of Series C Preferred Stock may be converted, or are required to be redeemed, at varying conversion or redemption rates. Under certain circumstances, we are entitled to pay the redemption price with respect to redeemed shares of Series C Preferred Stock in the form of additional shares of common stock (a “Stock-Based Redemption”). If shareholder approval is not received and a conversion or a Stock-Based Redemption of Series C Preferred Stock would result in the issuance of common stock representing, together with the other securities issued to the holders of Series C Preferred Stock, 20% or more of our Outstanding Common Stock, we would be unable to issue those shares of common stock that represent 20% or more of our Outstanding Common Stock (“Excess Conversion/Redemption Shares”) and would be required to pay cash equivalents instead.

The number of Excess Dividend Shares and Excess Conversion/Redemption Shares required to be issued in lieu of cash payments is based on a formula tied to the future market price of our common stock (generally such formula values our common stock as the lower of the then-current conversion price and 90% of the arithmetic average of the fifteen (15) lowest volume-weighted average prices during the twenty (20) consecutive trading day period ending two (2) trading days immediately prior to the applicable date of determination; the current conversion price is $15.83). Because the future price of our common stock is not known, we cannot say how many shares of our common stock would be issued in the event we elected to issue Excess Dividends Shares and/or Excess Conversion/Redemption Shares in lieu of cash. Under the terms of the sale and purchase, the holders of Series C Preferred Stock are limited in their ability to manipulate the market price of our common stock during the measurement periods used in the above formula as such formula is applied to mandatory redemption dates (which dates coincide with periodic dividend payment dates). Specifically, during the market price measurement period described in such formula, holders of Series C Preferred Stock may not sell shares of our common stock at a price below the applicable conversion price in excess of (1) the number of shares that would be required to satisfy the required redemption obligation measured at the beginning of such period and (2) 15% of the aggregate trading volume of our common stock for any trading day during such period. Furthermore, during such market price measurement period, holders of Series C Preferred Shares may not hold a “net short position” in our common stock, meaning an excess of executed short sales over long positions held.

We are seeking shareholder approval to pay Excess Dividends Shares and Excess Conversion/Redemption Shares to holders of shares of Series C Preferred Stock. We believe that it is in the best interests of the Company and the shareholders to have the flexibility to pay the Excess Dividend Shares and the Excess Conversion/Redemption Shares in lieu of cash. Such flexibility would give us the ability to preserve cash, should the need to do so arise.

Description of the Series C Preferred Stock

The terms and conditions of the Series C Preferred Stock are governed by the Certificate of Designation. A copy of the Certificate of Designation was attached as Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the SEC on March 31, 2011, and this description of the material terms of the Certificate of Designation is qualified in its entirety by reference to such exhibit, which is incorporated herein by reference.

Holders of our Series C Preferred Stock are entitled to receive out of funds legally available therefor, dividends payable in cash, our common stock, or any combination thereof, at the rate of 8% per annum, payable quarterly in arrears on September 1, December 1, March 1 and June 1 of each year, commencing September 1, 2011. Dividends on our Series C Preferred Stock will be cumulative from the date of initial issuance.

Each share of Series C Preferred Stock has a liquidation preference of the greater of (i) the sum of the stated value ($10,000), accrued and unpaid dividends and the amount of all future dividends through the maturity date that would have been received in the absence of liquidation, and (ii) an amount that a holder would have received in liquidation had the Series C Preferred Stock been converted immediately prior to the event of liquidation. Furthermore, each share of Series C Preferred Stock is convertible, subject to certain limitations, into shares of our common stock at an initial conversion rate of 632 shares of common stock for each share of Series C Preferred Stock, subject to specified adjustments, which is equal to an initial conversion price of $15.83 per share.

The Company is obligated to redeem the outstanding shares of Series C Preferred Stock in nine equal quarterly installments beginning on September 1, 2011 and ending on September 1, 2013 (which date may be extended by holders of our Series C Preferred Stock, subject to certain conditions) by paying cash, our common stock or any combination thereof of $10,000 per share plus accumulated and unpaid dividends.

Description of Common Stock to be Issued as Excess Dividend Shares and/or Excess Conversion/Redemption Shares

A description of the rights and privileges of our common stock that we propose to issue as Excess Dividend Shares and/or Excess Conversion/Redemption Shares, and certain other matters relating to our common stock, are set forth below.

Par value. Our common stock is without par value.

Voting Rights. Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the shareholders. Under our Articles of Incorporation and Bylaws, our shareholders may cumulate votes for directors if (A) the nominee’s or nominees’ names were placed in nomination prior to the commencement of voting, and (B) a shareholder has given notice of such shareholder’s intention to cumulate votes prior to the commencement of voting.

Dividends. Subject to preferences applicable to our outstanding shares of preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by our Board of Directors out of legally available funds.

Liquidation. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences. Holders of common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of preferred stock currently outstanding or that we may designate in the future.

Fully Paid and Nonassessable. The shares of common stock to be issued will be fully paid and nonassessable.

Listing of our common stock. We expect that the shares of our common stock to be issued will be listed on The NASDAQ Global Select Market under the symbol “ARGN.”

Dilution and Impact of the Proposed Issuance on Existing Shareholders

The proposed issuance will have a dilutive effect on our current shareholders in that the percentage ownership of such current shareholders will decline as a result of the proposed issuance. This means that our current shareholders will own a smaller interest in us as a result of the proposed issuance and will have less ability to influence corporate decisions requiring shareholder approval.

Upon the issuance of the Excess Dividend Shares and/or the Excess Conversion/Redemption Shares, the holders of Series C Preferred Stock will, in the aggregate, own more than 20% of our outstanding common stock. This concentration of voting power could enable these shareholders to control the outcome of any corporate transaction or other matter put to a vote of our shareholders in the future, including a vote for the election of directors and the approval of mergers and other business combinations.

Financial and Other Information

The financial statements, quarterly data, management’s discussion and analysis of financial condition and results of operations, changes in and disagreements with accountants on accounting and financial disclosure and market risk disclosures contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 are incorporated herein by reference.

Effect of Failure to Obtain Shareholder Approval

If shareholder approval for this proposal is not obtained at the Annual Meeting, we will not issue any Excess Dividend Shares or any Excess Conversion/Redemption Shares and will be required to pay any amounts that could have been satisfied by the issuance of such shares in cash. This may result in a cash shortage at certain future dates. In addition, if shareholder approval is not obtained, we will be required to hold an additional shareholder meeting within six months of the Annual Meeting and each calendar quarter thereafter until such approval is obtained.

Vote Required

Approval of this proposal requires an affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends a vote FOR the approval of the issuance of additional securities to holders of shares of Series C Preferred Stock that would result in such holders having received, in the aggregate in connection with the issuance of the Series C Preferred Stock, 20% or more of our outstanding common stock.

Proposal 6: Approval of the Adoption of the Proposed Amendment to our Articles of Incorporation to Increase the Authorized Number of Shares of our Common Stock from 30,000,000 to 55,000,000

We are asking our shareholders to approve the proposed amendment to our Articles of Incorporation to increase the authorized number of shares of our common stock from 30,000,000 to 55,000,000. The Board of Directors believes that it is in the best interests of the Company and all of its shareholders to amend our Articles of Incorporation to increase the authorized shares of common stock. If the shareholders approve this proposal, Article III, Section A of our Articles of Incorporation would be changed as set forth below:

“The total number of shares which the corporation is authorized to issue is ~~35,000,000~~60,000,000, of which ~~30,000,000~~ 55,000,000 shall be Common Stock, without par value, and 5,000,000 shall be Preferred Stock, without par value.”

The Board of Directors believes the current level of authorized common stock constrains the Company’s ability to conduct business in a manner intended to support growth and to enhance shareholder value. The Board of Directors considers the proposed increase in the number of authorized shares of common stock desirable because, assuming shareholder approval of Proposal 5, it would give the Company the necessary flexibility to issue common stock in lieu of cash dividends payable to the holders of Series C Preferred Stock and to issue common stock in lieu of cash payments that might otherwise be due in the event of a conversion or redemption of Series C Preferred Stock. Furthermore, an increase in the number of authorized common stock is necessary to enable the Company to issue the incentive equity under the new incentive equity plan described in Proposal 7 and to give the Company the ability to raise additional capital through the sale of common stock and acquire other businesses in exchange for shares of common stock.

The proposed amendment to the Company’s Articles of Incorporation will ensure that the Company will continue to have an adequate number of authorized and unissued shares of common stock available for future use. As of April 20, 2011, there were 22,150,780 shares of the common stock outstanding, 4,424,000 shares of common stock reserved for issuance upon the conversion of the Series C Preferred Stock, 2,103,172 shares of common stock reserved for issuance upon the exercise of outstanding options, and 1,125,000 shares of common stock reserved for issuance in the event of the exercise of common stock purchase warrants that are required to be issued to holders of Series C Preferred Stock upon redemption of the Series C Preferred Stock in certain circumstances, leaving only 197,048 shares of common stock available for future use.

As is the case with the shares of common stock which are currently authorized but unissued, if this proposal to amend the Company’s Articles of Incorporation to increase the authorized number of shares of common stock is approved by the shareholders, the Board of Directors will have authority to issue additional shares of common stock from time to time without further action on the part of shareholders, except as may be required by applicable law or by the rules of any stock exchange or market on which the Company’s securities may then be listed or authorized for quotation.

Our Articles of Incorporation do not include any preemptive or other rights of shareholders to subscribe for any shares of common stock which may in the future be issued by the Company, which means that current shareholders do not have a prior right to purchase any new issue of common stock in order to maintain their proportionate ownership of common stock. We have, however, granted the holders of Series C Preferred Stock a limited right to participate in our future issuances of stock. Such right gives the holders of Series C Preferred Stock the ability, for two years from March 31, 2011, to purchase, in the aggregate, up to 30% of the stock we offer for sale at the same price that we offer to other buyers of such stock.

Although we do not have any specific plans, arrangements or understandings for the newly authorized but unissued shares of common stock that would be available following the increase in authorized shares, (A) we do have the ability to pay dividends on the Series C Preferred Stock or other amounts due to the holders of Series C Preferred Stock upon conversion or redemption in the form of shares of common stock, rather than cash, and we would consider doing so if, in the judgment of the Board of Directors, it was in the best interests of the Company and its shareholders and (B) if the increase in authorized shares of common stock is approved by the shareholders and if the new incentive plan described in Proposal 7 is approved by the shareholders, we would expect to reserve 850,000 of the additional authorized shares for issuance pursuant to the new incentive plan.

The additional shares of common stock that we are seeking authorization for may be used for such corporate purposes as the Board of Directors may determine from time to time to be necessary or desirable. These purposes may include, without limitation: paying common stock in lieu of cash to the holders of Series C Preferred Stock, as described above, issuing shares under our incentive plans, including under the new incentive plan described in Proposal 7, raising capital through the sale of common stock and acquiring other businesses in exchange for shares of common stock.

The authorization of the additional shares of common stock by this proposal would not have any immediate dilutive effect on the proportionate voting power or other rights of existing stockholders, but, to the extent that the additional authorized shares are issued in the future, it will decrease the existing shareholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to existing shareholders and have a negative effect on the trading price of our common stock.

The increase in the number of authorized shares of common stock could have unintended effects. For example, if our Board of Directors issues additional shares in the future, such issuance could dilute the stock ownership and voting power of, or increase the cost to, a person seeking to obtain control of the Company, thereby deterring or rendering more difficult a merger, tender offer, proxy contest or other extraordinary transaction. The amendment to our Articles of Incorporation to increase the number of authorized shares is not being proposed in response to any known effort or threat to acquire control of the Company and is not part of a plan by management to thwart such efforts.

Implementation

If the amendment is approved by our shareholders, we must file an amendment with the Michigan Department of Energy, Labor and Economic Growth (“MDLEG”) in order for the amendment to become effective. If we obtain shareholder approval of the amendment, we intend to file the amendment with MDLEG as soon as practicable.

Effect of Failure to Obtain Shareholder Approval

If we do not obtain shareholder approval for this proposal to amend our Articles of Incorporation to increase the authorized number of shares of our common stock from 30,000,000 to 55,000,000, (A) we are not likely to have the ability to pay certain dividends on the Series C Preferred Stock or other amounts due to the holders of Series C Preferred Stock upon conversion or redemption in the form of shares of common stock, rather than in cash, (B) we would not implement the new incentive equity plan described in Proposal 7, even if approved by the shareholders and (C) we will be required, under the terms of our agreements with the holders of Series C Preferred Stock to hold an additional shareholder meeting within six months of the Annual Meeting and each calendar quarter thereafter until such approval is obtained.

Vote Required

The affirmative vote of a majority of our outstanding common stock will be necessary to approve the adoption of the proposed amendment to our Articles of Incorporation. Broker non-votes will be counted towards the vote total for this Proposal 6 and will have the same effect as “against” votes.

The Board of Directors unanimously recommends a vote FOR the approval of the adoption of the proposed amendment to our Articles of Incorporation.

Proposal 7: Approval of the Amerigon Incorporated 2011 Equity Incentive Plan

The shareholders are being asked to approve the Amerigon Incorporated 2011 Equity Incentive Plan (the “Plan”). The Plan permits the granting of the following types of “Awards”: (A) stock options, including both nonqualified options and incentive options (“Options”), (B) stock appreciation rights (“SARs”), (C) restricted stock and restricted stock units (“RSUs”), (D) performance-based shares (“Performance Shares”), and (E) other awards which are denominated or payable in, valued by reference to, or otherwise based on our common stock, including rights to make an outright purchase of unrestricted or restricted stock (“Other Stock-Based Awards”). Awards may only be issued to key employees, outside directors, consultants and advisors of the Company and its subsidiaries. Awards of restricted stock, RSUs, Performance Shares and Other Stock-Based Awards are referred to as “Full Value Awards.” Unlike Options and SARs, a recipient of a Full Value Award receives, in most cases, the entire value of the underlying shares at the time the Award is granted. Awards of Options and SARs, on the other hand, typically provide the recipient with value only upon an increase in the market price of the underlying shares. The Plan contains restrictions on repricing and liberal share counting.

The Board of Directors believes that it is in the best interest of the Company and its shareholders for the Company to be in a position to offer Awards to key employees, outside directors, consultants and advisors in accordance with the terms of the Plan. Such Awards provide incentive to such key individuals to make significant and extraordinary contributions to our long-term performance and growth. In addition, such awards align the interests of key employees, outside directors, consultants and advisors with the interests of our shareholders and help us attract and retain key individuals with exceptional ability. As of December 31, 2010, there remained 1,681,101 shares available for grant under the 2006 Equity Incentive Plan (the “2006 Plan”). However, in connection with the sale of Series C Preferred Stock, to make more shares available for issuance upon conversion or redemption of the Series C Preferred Stock, we amended the 2006 Plan to reduce the maximum number of shares of common stock that may be issued pursuant to awards granted under the 2006 Plan after March 30, 2011 to 159,751 shares of common stock plus the amount of forfeited shares that become available for reissuance under the 2006 Plan after March 30, 2011, whether or not such forfeited shares were issued before, on or after March 30, 2011. As a result, the total number of shares of common stock issuable under the 2006 Plan was reduced by 1,400,000 shares from 3,600,000 to 2,200,000. While our reduction in the number of shares issuable under the 2006 Plan was important to allow us to complete the sale of the Series C Preferred Stock, it leaves us with very few shares available to be awarded to key employees, outsider directors, consultants and advisors. Furthermore, if we complete the acquisition of W.E.T. Automotive Systems AG as currently planned, we would expect there to be an increased need to provide Awards to a larger group of key individuals.

The proposal to approve the Amerigon Incorporated 2011 Equity Incentive Plan is conditioned upon the approval to increase the number of authorized shares as described in Proposal 6.

The full text of the Plan is set forth on Appendix A to this Proxy Statement. The major features of the Plan are summarized below, and are very similar to the 2006 Plan, but each shareholder should review the Plan itself for a full understanding of its contents.

Administration; Plan Participants

The Plan authorizes the Compensation Committee to interpret the Plan, to promulgate, amend and rescind rules and regulations relating to the Plan and to make all other determinations necessary or advisable for its administration. Unless otherwise determined by the Board of Directors, the Compensation Committee’s determinations and interpretations under the Plan will be binding on participants. Under the Plan, the Company has agreed to indemnify the Compensation Committee members for reasonable expenses incurred in connection with the defense of any action, suit or proceeding involving any action or failure to act with respect to the Plan (other than matters where the Compensation Committee member is determined to have acted in bad faith).

Participants are chosen by the Compensation Committee from among those individuals who are or who become key employees (including officers and directors), outside directors, consultants and advisors who, in the judgment of the Compensation Committee, are or will become responsible for the Company’s direction and financial success. The Compensation Committee determines those eligible participants or classes of participants to be granted Awards, the type of Award and the amounts, terms and conditions of the Awards.

Amendment or Termination of the Plan

The Plan may be terminated or, subject to the following paragraph, amended at any time by the Board of Directors. Unless sooner terminated, the Plan will terminate 10 years after its adoption by the Board of Directors, and no Awards may be awarded under the Plan thereafter. The termination of the Plan will not affect the validity of any Award outstanding on the date of termination.

For purposes of conforming to any changes in applicable law or governmental regulations, or for any other lawful purpose, the Board of Directors has the right, with or without approval of the Company’s shareholders, to amend or revise the terms of the Plan at any time; however, no such amendment or revision can (A) with respect to the Plan, increase the maximum number of shares in the aggregate which are subject to the Plan or with respect to which Awards may be made to individual participants (other than anti-dilution adjustments), materially change the class of persons eligible to be participants under the Plan or establish additional and different business criteria on which performance share goals are based without approval or ratification of the Company’s shareholders; or (B) with respect to an Award previously granted under the Plan, except as otherwise specifically provided in the Plan, alter or impair any such Award without the consent of the holder thereof.

Maximum Awards

Subject to adjustment as described below, Awards may be granted for a maximum of 850,000 shares of common stock during the term of the Plan. Of this amount, the maximum number that may be issued in the form of Full Value Awards is limited to 50,000 shares. Under the Plan, if any shares subject to any Award are forfeited, or if any such Award terminates without the delivery of shares or other consideration, the shares previously used or reserved for such Awards will be available for future Awards. The aggregate fair market value (determined at the time an incentive option is granted) of shares with respect to which incentive options are exercisable for the first time by any individual during any calendar year cannot exceed $100,000. The amount of cash and the value of any property paid to any individual during any calendar year in settlement of a Performance Share cannot exceed $1,000,000.

The Compensation Committee, in its discretion, may adjust the number of shares which may be made the subject of new Awards or are then subject to outstanding Awards, the option price with respect to each outstanding stock option, the grant value with respect to outstanding SARs, the aggregate number of shares available at any time under the Plan and the number of options automatically granted to outside directors upon their initial election to the Board of Directors and on the first business day of each year thereafter to reflect such events as a stock split, stock dividend, or other extraordinary corporate event. The Awards that may be granted under the Plan cannot presently be determined. In addition, nothing in the Plan prevents the Company from adopting or continuing in effect other or additional compensation arrangements.

Awards

Awards granted under the Plan will be evidenced by a written agreement between the Company and each participant, which will be in accordance with the Plan and may contain restrictions and limitations that do not violate the terms of the Plan. Subject to the terms of the Plan, the Compensation Committee may grant a participant one or more of the following Awards and any combination thereof:

Stock Options and SARs

The Compensation Committee in its discretion may grant either incentive options meeting the definition of incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (“Code”) or nonqualified options not meeting such definition, or any combination of incentive and nonqualified options. The option price for incentive options may not be less than 100% (110% for a participant owning 10% or more of our voting stock) of the fair market value of the common stock on the grant date. The option price for nonqualified options may not be less than 100% of the fair market value of the common stock on the grant date. Incentive options may only be granted to an employee of the Company or any of the subsidiaries in which the Company owns directly or indirectly 50% or more of the combined voting power of all classes of its stock.

SARs may be granted in conjunction with or independent of any stock option granted under the Plan. A SAR granted in conjunction with a stock option may either be an alternative right or an additional right. The exercise of a SAR granted as an alternative right will terminate the stock option to the extent of the number of shares with respect to which the SAR is exercised and vice versa. For SARs granted as an additional right, both the SAR and the stock option may be exercised. Upon exercise of a SAR, a participant is generally entitled to receive an amount equal to the difference between the fair market value of the shares with respect to which the participant exercises the SAR at the time of grant and the fair market value of the shares with respect to which the participant exercises the SAR at the time of exercise. This amount may be payable in cash or shares of common stock or any combination thereof.

Incentive options and related SARs are generally nontransferable by a participant other than by will or the laws of descent and distribution. Stock options and SARs will be exercisable, during the lifetime of the participant, only by the participant. However, the Compensation Committee in its discretion may permit the transfer of a nonqualified option or any related or independently granted SAR.

At the time of exercise, the option price for the exercise of options must be paid in full in cash or, with the consent of the Compensation Committee, in common stock. In the discretion of the Compensation Committee, payment may also be made by (A) the Company retaining from the shares to be delivered upon exercise of the option that number of shares having the fair market value on the date of exercise equal to the option price, (B) by delivery of irrevocable instructions to a stock broker to promptly deliver to the Company full payment of the option price of the shares so purchased from the proceeds of the stock broker’s sale of, or loan against, such shares (a “Regulation T Stock Option Exercise”), or (C) if the Company has a stock repurchase program in effect, by requesting that the Company repurchase and retain the repurchase price for the number of shares having a fair market value equal to the option price.

Automatic Director Options

As is the case under the 2006 Plan, the Plan provides for each non-employee director (referred to herein as an “outside director”) to be automatically granted a nonqualified option to purchase 10,000 shares of common stock (A) when first elected or appointed to the Board of Directors, and (B) annually on the first business day of each calendar year during the term of the Plan (each option so granted is referred to herein as an “Automatic Director Option”); however, no Automatic Director Options are to be granted to outside directors under the Plan if such outside director is also receiving similar options under any other Amerigon equity incentive plan (to avoid duplication). The Plan provides that each Automatic Director Option will have a purchase price per share equal to 100% of the fair market value of the common stock on the date of grant, become exercisable on the first anniversary of the date of grant and expire ten years after the date of grant.

If an outside director ceases to be a member of the Board of Directors for any reason other than death, total disability or retirement, (A) any portion of that director’s Automatic Director Options that are not then exercisable will automatically terminate, and (B) any portion of such director’s Automatic Director Options that are then exercisable will remain exercisable for two years after the date such director ceases to be a member of the Board of Directors or until the end of the stated term of such option, whichever occurs first. If an outside director ceases to be a member of the Board of Directors because of death or total disability (as determined by the Committee), then all of such director’s Automatic Director Options shall become immediately exercisable and may be exercised for two years after the date such director ceases to be a member of the Board of Directors or until the end of the stated term of such option, whichever occurs first. If an outside director ceases to be a member of the Board of Directors because such director retires on or after age 65 and after 10 or more years of service on the Board of Directors, then all of such director’s Automatic Director Options shall become immediately exercisable and may be exercised for five years after the date of retirement or until the end of the stated term of such option, whichever occurs first.

Restricted Stock Awards or RSUs

The Compensation Committee may grant restricted stock or RSUs to a participant. Restricted stock and RSUs are nontransferable and will have an established restriction period that may differ for each participant and with respect to all or any portion of the same Award. Participants are entitled to all dividend and voting rights with respect to restricted stock. A participant will have no stock ownership interest as a result of being granted RSUs, but may, in the discretion of the Compensation Committee, receive dividend equivalents on such units. The Compensation Committee may make performance-based restricted stock or RSU awards that condition release of the restrictions on the attainment of one or more performance goals during the restricted period in addition to or in lieu of conditioning the release of restrictions on the continued employment of the participant. The performance goals applicable to a performance-based restricted stock or RSU award must be based on the same criteria as are applicable to Performance Shares permitted under the Plan. Accordingly, the standards must be based upon free cash flow, cash flow return on investment, stock price, market share, sales, revenues, earnings per share, return on equity, total shareholder return, costs, net income, working capital turnover, inventory or receivable turnover and/or margins of our company, or any of our subsidiaries, divisions or units. The Compensation Committee, in its discretion, will establish the specific targets and other details of any performance goals. A performance goal must, however, be objective so that a third party with knowledge of the relevant facts could determine whether the goal has been attained. The performance goals applicable to a performance-based restricted stock or RSU award must be established by the Compensation Committee in writing on or before the date the award is made and while the outcome of the performance goals is substantially uncertain. Unless otherwise determined by the Compensation Committee in the case of a participant who dies or becomes permanently disabled, the restrictions applicable to performance-based restricted stock or RSU awards will lapse only after attainment of the performance goals during the restricted period and written certification by the Compensation Committee that the performance goals and any other material term of the award have been attained or satisfied. If the performance goal has not been attained by the end of the restricted period, the performance-based restricted stock or RSUs will be forfeited. At the expiration of the restriction period, (A) with respect to restricted stock, the Company will deliver stock certificates to the participant or the legal representative of the participant’s estate or, if the shares were previously issued with a legend, the Company will reissue certificates without the legend, and (B) with respect to RSUs, the Company will pay a participant an amount equal to the fair market value of that number of shares to which such RSU relates. In the discretion of the Compensation Committee, the amount paid with respect to an RSU may be paid in cash, common stock, other property or any combination thereof and may be paid in a lump sum or in installments, currently or on a deferred basis with provision for the payment or crediting of a dividend equivalent or a reasonable rate of interest on installment or deferred payment; provided, however, that the amount of cash and the value of any other property paid to a participant during any calendar year in settlement of a performance-based RSU may not exceed $1,000,000.

Performance Shares

The Compensation Committee may grant to a participant the right to obtain Performance Shares. Unless otherwise determined by the Compensation Committee, rights to obtain Performance Shares are nontransferable. A participant’s right to obtain Performance Shares will be subject to the attainment of one or more pre-established performance goals over a performance period prescribed by the Compensation Committee. The performance goal will be established in writing no later than the earlier of 90 days after the start of a performance period or expiration of the first 25% of the performance period and while the outcome of the performance goal is substantially uncertain. The performance goals must be based on the following business criteria: free cash flow, cash flow return on investment, stock price, market share, sales, revenues, earnings per share, return on equity, total shareholder return, costs, net income, working capital turnover, inventory or receivable turnover and/or margins of our company, or any of our subsidiaries, divisions or units. The Compensation Committee, in its discretion, will establish the specific targets and other details of the performance goal. A performance goal must, however, be objective so that a third party with knowledge of the relevant facts could determine whether the goal has been attained. The performance goal must prescribe an objective formula or standard under which a third party could compute the number of Performance Shares issuable to a participant. Unless otherwise determined by the Compensation Committee in the case of a participant who dies or becomes permanently disabled, the Performance Shares will be issued to a participant only after the expiration of the performance period and the Compensation Committee has certified in writing that the performance goal and any other material terms of the Award have been satisfied. No participant will have the rights of a shareholder with respect to Performance Shares until their actual issuance. In the discretion of the Compensation Committee, (A) a participant may defer the receipt of a performance share until a later time, and (B) all or any portion of a performance share Award may be settled by payment of cash or other property in an amount not to exceed $1,000,000.

Other Stock Based Awards

The Compensation Committee may grant participants other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of common stock as are deemed by the Compensation Committee, in its discretion, to be consistent with the purpose of the Plan, provided that such grants must comply with applicable law. Without limitation, the Compensation Committee may permit a participant to make a current, outright purchase of common stock, which shares may or may not be subject to any restrictions or conditions, for a price equal to, less than or greater than the then fair market value of the common stock, with the price payable by the participant in such form and manner and at such time as determined by the Compensation Committee in its discretion.

Federal Income Tax Consequences

The rules governing the tax treatment of Options, SARs, restricted stock awards, RSUs, Performance Shares and Other Stock-Based Awards, including treatment of stock acquired upon the exercise of an Option or SAR, and the receipt or release from restriction of Performance Shares or other shares, are quite technical. Therefore, the description of the tax consequences set forth below is necessarily general in nature and does not purport to be complete. Moreover, the statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

Incentive options granted pursuant to the Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. If the participant makes no disposition of the shares acquired pursuant to exercise of an incentive option within one year after the transfer of shares to such participant and within two years from the grant of the option, the participant will realize no taxable income as a result of the grant or exercise of such option, and any gain or loss that is subsequently realized may be treated as long-term capital gain or loss, as the case may be. Under these circumstances, the Company will not be entitled to a deduction for federal income tax purposes with respect to either the issuance of such incentive options or the transfer of shares upon their exercise.

If shares subject to incentive options are disposed of prior to the expiration of the above time periods, the participant will recognize ordinary income in the year in which the disqualifying disposition occurs, the amount of which will generally be the lesser of (i) the excess of the market value of the shares on the date of exercise over the option price, or (ii) the gain recognized on such disposition. In general, such amount will be deductible by the Company for federal income tax purposes in the same year, as long as the amount constitutes reasonable compensation. In addition, the excess, if any, of the amount realized on a disqualifying disposition over the market value of the shares on the date of exercise will be treated as capital gain.

A participant who acquires shares by exercise of a nonqualified option generally realizes, as taxable ordinary income at the time of exercise, the difference between the exercise price and the fair market value of the shares. In general, such amount will be deductible by the Company in the same year, provided that the amount constitutes reasonable compensation and the Company satisfies certain federal income tax withholding requirements. Subsequent appreciation or decline in the value of the shares on the sale or other disposition of the shares will generally be treated as capital gain or loss.

A participant generally will recognize ordinary income upon the exercise of a stock appreciation right in an amount equal to the amount of cash received and the fair market value of any shares received at the time of exercise, plus the amount of any taxes withheld. Such amount will ordinarily be deductible by the Company in the same year as long as the amounts constitute reasonable compensation and the Company satisfies certain federal income tax withholding requirements.

A participant who is granted a restricted stock award under the Plan is not required to include the value of such shares in ordinary income until the first time such participant’s rights in the shares are transferable or are not subject to substantial risk of forfeiture, whichever occurs earlier, unless such participant timely files an election under Section 83(b) of the Code to be taxed on the receipt of the shares. A participant who is granted RSUs under the Plan is not required to include the value of such RSUs in ordinary income until such time the value of the RSUs is paid to the participant in cash or stock. In the case of either restricted stock or RSUs, the amount of such income will be equal to the fair market value of the shares or RSUs at the time the income is recognized. The Company will ordinarily be entitled to a deduction, in the amount of the ordinary income recognized by the participant, at the same time the participant recognizes such income, as long as the amount constitutes reasonable compensation and the Company satisfies certain federal income tax withholding requirements.

A participant who is granted a performance share Award will generally not recognize any income upon the grant of the Award. The participant will generally recognize as ordinary income the fair market value of the shares transferred upon receipt of the shares by the participant after the completion of the performance period and the attainment of the performance goal, and the Company will generally be entitled to a deduction equal to the fair market value of the shares transferred to the participant at that time as long as the amount constitutes reasonable compensation and the Company satisfies certain federal income tax withholding requirements.

A participant who is permitted to make an outright purchase of unrestricted common stock will recognize ordinary income at the time of purchase if and to the extent the purchase price is less than the fair market value of the common stock on the date of purchase. A participant who is permitted to make an outright purchase of restricted common stock, depending on the nature of the restrictions, will recognize ordinary income at the time the restrictions lapse if and to the extent the then value of the common stock exceeds the price paid by the participant, unless the participant makes an election under Section 83(b) of the Code to measure and recognize any income at the time of purchase. The Company will be entitled to a corresponding deduction equal to the amount of any ordinary income recognized by a participant who makes an outright purchase of common stock, at the time the participant recognizes the ordinary income, provided that such amount constitutes reasonable compensation and the Company satisfies certain federal income tax withholding requirements.

Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain covered employees in a taxable year to the extent such compensation exceeds $1,000,000. For this purpose, a covered employee means the Company’s principal executive officer and the Company’s three highest compensated officers (other than the principal executive officer and the principal financial officer). It is possible that compensation attributable to Awards under the Plan to a covered employee, when combined with all other types of compensation received by the covered employee from the Company, may cause this limitation to be exceeded in any particular year. Certain types of compensation, however, including so-called “performance-based compensation,” are disregarded for purposes of the deduction limitation. Compensation attributable to stock options and SARs awarded under the Plan that have an exercise price or base amount not less than the fair market value of the common stock on the grant date should qualify as performance-based compensation under the Plan. Compensation attributable to Performance Shares, performance-based restricted stock awards and performance-based RSUs has also been structured to qualify for the performance-based compensation exclusion to the $1,000,000 deduction limitation.

Withholding Payments

If, upon the grant, exercise, release of restrictions or settlement of or in respect of an Award, or upon any other event or transaction under or relating to the Plan, the Company must pay amounts for federal income or employment tax withholding, in the Compensation Committee’s discretion, either the Company will appropriately reduce the amount of stock, cash or other property to be paid to the participant or the participant must pay such amount to the Company to enable the Company to pay, or reimburse the Company for paying, such income or employment tax withholding. The Compensation Committee may, in its discretion, permit the participant to satisfy such withholding obligations (i) by, in whole or in part, electing to reduce the number of shares of common stock delivered or deliverable by the Company in respect of an Award, (ii) by electing to tender common stock back to the Company subsequent to receipt of such shares in respect of an Award, (iii) in the case of a Regulation T Stock Option Exercise, by irrevocably instructing the stock broker to promptly deliver (in addition to the option price) an amount equal to such withholding tax from the proceeds of the stock broker’s sale of or loan against some or all of the shares, or (iv) if the Company has a stock repurchase program in effect, by requesting that the Company repurchase (and retain the repurchase price of) that number of shares issuable or issued under the Plan having a then fair market value equal to the amount of withholding tax due. The Company also may withhold the amount of such taxes from any other sums or property due or to become due to the participant. The Company may also defer issuance of shares under the Plan until payment by the participant to the Company of the amount of any such tax. The Compensation Committee may make such other arrangements with respect to income or employment tax withholding as it may determine.

Section 409A

Section 409A, added to the Code at the end of 2004 by the American Job Creation Act of 2004, makes significant changes to the historic tax treatment of certain types of deferred compensation. Failure to comply with the requirements of Section 409A of the Code could result in current income of amounts otherwise deferred, along with interest and a significant tax penalty. Certain types of equity-based compensation are exempt from Section 409A. We intend to operate the Plan so that all grants under the Plan are exempt from or comply with Section 409A. The tax discussion above assumes that the Plan is in fact operating in this manner.

The foregoing general tax discussion is intended for the information of shareholders considering how to vote with respect to this proposal and not as tax guidance to participants in the Plan. Different tax rules may apply to specific participants and transactions under the Plan.

Accounting Treatment

Under FASB Statement No. 123 (revised 2004), Share-Based Payment (“FAS 123R”), the Company is required to measure the cost of employee services received in exchange for share-based payments, including stock options, SARs, restricted stock awards and RSUs, in the financial statements based on the grant-date fair value of the award. For purposes of determining the amount of compensation costs to be recognized, the fair value of an award at its grant date is estimated using various factors and assumptions that include the exercise price of the awards, the market price of the underlying common stock, the expected term of the award, expected volatility of the Company’s stock and other factors. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award (the “vesting” period). No compensation cost is recognized if the employee does not render the requisite service and, therefore, such options are forfeited prior to their vesting.

Existing Compensation Plan Information

The following table provides information as of December 31, 2010, with respect to our shares of common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of Common Shares to be Issued Upon Exercise of Outstanding Options (a)	Weighted- Average Exercise Price of Outstanding Options (b)	Number of Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Common Shares Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders (2006 Plan)	1,635,223	$6.33	1,681,101
Equity compensation plans approved by stockholders (1997 Plan)	495,283	6.38	—
Equity compensation plans not approved by stockholders (1993 Plan)	2,000	2.01	—

Total	2,132,506	$6.34	1,681,101

As a result of an amendment to the 2006 Plan on March 30, 2011, the total number of shares of common stock issuable under the 2006 Plan were reduced by 1,400,000 shares from 3,600,000 shares to 2,200,000 shares. Consequently, the following table provides information as of April 20, 2011, with respect to our shares of common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of Common Shares to be Issued Upon Exercise of Outstanding Options (a)	Weighted- Average Exercise Price of Outstanding Options (b)	Number of Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Common Shares Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders (2006 Plan)	1,651,389	$6.63	196,101
Equity compensation plans approved by stockholders (1997 Plan)	449,783	6.36	—
Equity compensation plans not approved by stockholders (1993 Plan)	2,000	2.01	—

Total	2,103,172	$6.56	196,101

Of the 196,101 shares remaining available for future issuance under equity compensation plans as of April 20, 2011, only 143,377 are may be issued in the form of Full Value Awards. With respect to the outstanding options as of April 20, 2011, the weighted average remaining exercise period is 6 years.

New Plan Benefits

All executive officers, non-executive directors, non-executive officers and employees who are deemed to be “key employees” under the Plan will be eligible for Awards under the Plan. In addition, each current outside director is eligible to receive Automatic Director Options under the Plan. Consequently, each current director and each current executive officer has a personal interest in the approval of the Plan. If the Plan is approved, the benefit and number of shares to be issued to the executive officers, directors, non-executive officers and other employees cannot be determined at this time because Awards have not been determined or granted under the Plan and are not determinable using an objective formula. Similarly, the benefits or amounts that would have been awarded to executive officers, directors, non-executive officers and employees during the fiscal year ending December 31, 2010, if the Plan had been in effect, are not determinable.

Vote Required

The affirmative vote of a majority of the votes cast at the Annual Meeting will be necessary to approve the Amerigon Incorporated 2011 Equity Incentive Plan. Abstentions and broker non-votes will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends a vote FOR the proposal to approve the Amerigon Incorporated 2011 Equity Incentive Plan.

BOARD OF DIRECTORS

All directors are elected annually and serve a one-year term until the next annual meeting. Each of the nominees has consented to serve as a director if elected; however, if any nominee is unable or declines to serve, which we do not expect to happen, proxy holders shall vote the proxies in accordance with their best judgment for another qualified nominee. If any of the nominees become unavailable to stand for re-election at the Annual Meeting, the Board of Directors may designate a substitute and proxies not withholding votes for the original nominee will be cast for the substitute. Proxies may not be voted for a greater number of persons to the Board of Directors than the number of nominees named herein. Each of the nominees are current members of the Board of Directors. The following table sets forth certain information regarding the seven nominees for election to the Board of Directors for one-year terms.

Nominees for Election to the Board of Directors

Name	Age	Biographical Information	Director Since

Lon E. Bell, Ph. D.	70	Founded Amerigon in 1991 and is currently a special consultant to the Company. Dr. Bell served as President and Chief Executive Officer of the Company’s BSST subsidiary from 2000 until 2010. Dr. Bell served as Director of Technology until 2000, Chairman of the Board and Chief Executive Officer until 1999, and President until 1997. Dr. Bell received a B.S. in mathematics, a M.S. in rocket propulsion and a Ph.D. in mechanical engineering from the California Institute of Technology.	2007

Francois J. Castaing	65	Retired in 2000 as technical advisor to the Chairman of DaimlerChrysler Corporation. Prior to his retirement, Mr. Castaing spent thirteen years with Chrysler Corporation in senior vice-presidential positions. From 1980 to 1987, Mr. Castaing was Vice President of Engineering and Group Vice President Product and Quality of American Motors. Mr. Castaing began his career with Renault as Technical Director for Renault Motorsport Programs. Mr. Castaing is currently Chairman of the Detroit Science Center. He serves also on the board of FIRST: For Inspiration and Recognition of Science and Technology, a not-for-profit foundation. Mr. Castaing is a director of publicly traded TRW Automotive Holdings Corp.	2001

Daniel R. Coker	58	President and Chief Executive Officer of Amerigon since 2003. Mr. Coker joined Amerigon in 1996 as Vice President of Sales and Marketing. Prior to joining Amerigon, Mr. Coker worked with Arvin, Inc. from 1986 through 1995 as Vice President and General Manager of North American Operations. Mr. Coker received his bachelor’s degree from Tennessee Technological University.	2007

Name	Age	Biographical Information	Director Since

John M. Devine	66	Executive Chairman since February 2008 and former interim Chief Executive Officer from November 2010 to April 2011 of Dana Holding Corporation, a publicly traded $6.0 billion supplier to the global automotive, commercial vehicle and off-highway markets. Retired in 2006 as Vice Chairman and Chief Financial Officer of General Motors Corporation, positions he held from 2001 to 2006. Prior to joining General Motors, Mr. Devine served as Chairman and Chief Executive Officer of Fluid Ventures, LLC, an Internet start-up investment company. Previously, Mr. Devine spent 32 years at Ford Motor Company, where he last served as Executive Vice President and Chief Financial Officer. Mr. Devine holds a B.S. in economics from Duquesne University and an M.B.A. in business administration from the University of Michigan.	2008

Maurice E.P. Gunderson	59	Senior Partner at CMEA Ventures, a San Francisco-based venture capital firm, and the Managing Member of the consulting firm Shingebiss, LLC. Previously, Mr. Gunderson spent 15 years as the co-founder and Managing Director of Nth Power, a venture capital firm specializing in investments emerging from the global restructuring of the energy industry. Mr. Gunderson received a B.A. and M.S. in mechanical engineering from Oregon State University and an M.B.A. from Stanford University. Mr. Gunderson is a director of the following privately-held companies: Superprotonic, Inc., NuScale Power, Inc., CFX Battery, Inc. and Scion-Sprays Ltd.	2007

Oscar B. Marx, III	72	Chairman of the Board of Directors since 1999 and Interim Chief Executive Officer of the Company from October 2001 through March 2003. Mr. Marx served as President and CEO of TMW Enterprises, Inc., a private investment firm located in Troy, Michigan, from 1995 to 2001. In 1994, Mr. Marx was President and Chief Executive Officer of Electro-Wire Products (predecessor to TMW Enterprises, Inc.), a major supplier of electrical distribution systems to the automotive industry. Mr. Marx retired from Ford Motor Company in 1994 as Vice President of its Automotive Components Group (currently known as Visteon Corporation). Mr. Marx is a director of privately-held Ritz Interactive, Inc.	1999

James J. Paulsen	71	Retired Ford Motor Company senior executive. Until his retirement in 1995, Mr. Paulsen served as President of Ford’s China Operations, with responsibilities for initiating Ford’s entry into the China market. He was also Executive Director of the Corporate Quality Control Office reporting to the company President. Mr. Paulsen has served as General Manufacturing Manager for several of Ford’s major component divisions.	1999

Qualifications of Directors

Below is a brief discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that each of our directors should be nominated for re-election at this time. We believe that our directors, as a whole, have an appropriate balance of knowledge, experience, skills and expertise required for our Board of Directors. We believe that our directors have a broad range of personal characteristics, including leadership, management, technological and financial experience, and the ability to act with integrity using sound judgment. We also believe that our directors provide leadership to management and are willing to commit the requisite time for preparation and attendance at Board and committee meetings.

Dr. Bell founded our Company and previously served as its Chief Executive Officer and President; consequently, he is very familiar with the operations of our business. Dr. Bell is also a leading scientist in the field of thermoelectrics. His technical knowledge is key to our development of new materials, products and processes. He also has extensive experience in working with governmental agencies, historically one of the key sources of funding for our research and development subsidiary, BSST LLC, which Dr. Bell led as its President from 2000 until 2010.

Mr. Castaing’s distinguished career in the automotive industry has given him extensive experience in what is currently our most important customer market. During his tenure at some of the world’s largest automobile manufacturers, Mr. Castaing developed leadership, strategic planning and organizational skills that benefit the Company. In addition, his technical background allows him to understand the Company’s operations and assist in problem solving.

Mr. Coker has served as our President and Chief Executive Officer since 2003 after first joining Amerigon as Vice President of Sales and Marketing in 1996. As a result, Mr. Coker has extensive knowledge of the day-to-day operations of our business. Mr. Coker’s engineering background allows him to fully understand and manage our business. His experience as our highest ranked officer, coupled with the managerial positions he previously held in other automotive-related companies, has given Mr. Coker industry insight, leadership skills and executive management skills key to our Company’s performance.

Mr. Devine has held senior executive positions at both General Motors and Ford Motor Company in the area of finance. Having served at various times as the Chief Financial Officer of both automakers, he has extensive expertise in the areas of finance, strategic planning and management. Mr. Devine’s finance background makes him an important member of our Audit Committee. His extensive experience in the automotive industry, including his current experience as Chief Executive Officer of a major automotive supplier, makes him an important part of our Board.

Mr. Gunderson has significant financial and managerial experience stemming from his background as a venture capitalist. He has significant experience investing in growth industries, similar to the Company’s investment in new thermoelectric technologies. Mr. Gunderson sits as a director for several energy and materials-related companies and brings important leadership and governance skills to the Board. He also has an engineering background which helps him better understand the Company’s business and operations.

Mr. Marx, our Chairman of the Board, previously served as our Interim Chief Executive Officer. As a result, he is very familiar with the Company’s business. Mr. Marx’s experience as a senior executive at other automotive-related companies, including Ford Motor Company, has given him relevant industry, managerial and strategic planning expertise key to our Company’s success. He also has financial experience and skills obtained and developed while serving our and other automotive-related companies that make him a valuable member of our Audit Committee.

Mr. Paulsen has extensive global automotive expertise resulting from the positions he held at Ford Motor Company, including as the President of Ford’s China operations. Asia is an important market to the Company and thus Mr. Paulsen’s experiences in China add value to the Board. Mr. Paulsen also has extensive supervisory, organizational and human resources skills based on his prior experiences in managerial positions.

EXECUTIVE OFFICERS

Daniel R. Coker, 58, was appointed President and Chief Executive Officer in March 2003. He was appointed to the Board of Directors in February, 2007. Mr. Coker also served on the Company’s Board of Directors from 2003 to 2004. Additional information concerning Mr. Coker can be found above under the heading “Board of Directors.”

Barry G. Steele, 40, was appointed Vice President Finance and Chief Financial Officer in 2004 and Secretary and Treasurer in 2005. Prior to joining Amerigon, Mr. Steele worked since 1997 in a number of senior financial management positions, including as Chief Financial Officer for Advanced Accessory Systems, LLC, a global supplier of specialty accessories to the automotive industry. Prior to 1997, Mr. Steele worked in the public accounting profession. Mr. Steele received a bachelor’s degree from Hillsdale College in 1992.

James L. Mertes, 58, has served as Vice President of Quality and Operations since 1994. He joined the Company in 1993 as Vice President of Quality. Prior to 1993, Mr. Mertes was Director of Quality at TRW Sensor Operations, a unit of TRW Inc.

Daniel J. Pace, 59, has served as Vice President of Sales and Marketing since 2003. He joined the Company in 1996 as National Sales Manager. Prior to 1996, Mr. Pace was Program Manager at Leckie & Associates, a Michigan based manufacturers’ representative agency.

Stephen C. Davis, 57, was appointed Vice-President of Engineering and Product Development in May, 2010. He joined the Company in 2009 as the Senior Vice President, Operations of BSST. Prior to that date, he worked for Visteon Corporation from 2005 as Director of Climate Control Systems. Prior to 2005, Mr. Davis held other senior engineering positions at Visteon Corporation and Ford Motor Company.

Officers of the Company serve at the pleasure of the Board of Directors.

CORPORATE GOVERNANCE INFORMATION

Board Meetings and Attendance by Directors

During 2010, four regular meetings and four special meetings of the Board of Directors were held. The Board of Directors also acted by unanimous written consent from time to time. Each director attended 75% or more of the total number of Board of Directors’ meetings and 75% or more of the total number of meetings held by all committees on which he served.

Annual Meeting of Shareholders and Attendance by Directors

The Board of Directors has adopted the following policy with regard to director attendance at annual meetings:

Members of the Board of Directors are strongly encouraged to attend the Company’s annual meeting of shareholders in person. If attendance in person is not possible, members of the Board of Directors are strongly encouraged to attend the Company’s annual meeting of shareholders via telephone or similar communication equipment. The Board of Directors will use reasonable efforts to schedule the annual meeting of shareholders on such a date so as to maximize the attendance of its members.

At the 2010 Annual Meeting of Shareholders, all seven then-current Board members were in attendance either in person or by telephone.

Independence of the Board of Directors

Upon consideration of the criteria and requirements regarding director independence set forth in rules promulgated by Nasdaq, the Board of Directors has determined that, upon election of the above nominees for director, a majority of the members of the Board of Directors will be “independent directors” as such term is defined in Nasdaq listing requirements. Specifically, the Board of Directors has determined that Messrs. Castaing, Devine, Gunderson, Marx and Paulsen each meet such criteria and requirements. The foregoing directors are sometimes referred to herein as the “Independent Directors.”

The Independent Directors meet in a separate executive session immediately following each regular meeting of the Board of Directors or, if such a meeting is not possible, then within a reasonable period of time thereafter. In addition, the Independent Directors hold additional meetings periodically as deemed necessary or appropriate.

Nominating Committee

The Board of Directors has established a Nominating Committee, which consists of five directors, Messrs. Castaing, Devine, Gunderson, Marx and Paulsen. All members of the Nominating Committee are Independent Directors and all members participated in determining this year’s nominees for election to the Board of Directors at the only meeting of the Nominating Committee held during the year. All nominees for election to the Board of Directors are current members of the Board of Directors and are standing for re-election.

The Board of Directors has adopted a written charter for the Nominating Committee, a current copy of which is available to shareholders at the Company’s website, at www.amerigon.com under the link “About”; a copy may also be obtained free of charge by delivering written request to: Barry G. Steele, Secretary of Amerigon Incorporated, 21680 Haggerty Road, Suite 101, Northville, Michigan 48167.

The Board of Directors has determined it is important that the Company, as a relatively small yet very technically-oriented company, have, as directors, individuals that have sufficient technological experience in the industry in which the Company operates. Because the number of shareholders of the Company is relatively small, and the above qualifications are sufficiently specific, the Board of Directors has determined that no formal policy is necessary with regard to the consideration of any director candidates recommended by shareholders; notwithstanding the absence of such a formal policy, the Board of Directors is willing to accept recommendations from shareholders of director candidates. Shareholders interested in nominating director candidates must comply with the procedures outlined in the section below entitled “Security Holder Communication to the Board of Directors.”

The Nominating Committee will consider all nominees for director positions proposed by shareholders, management or other directors in the same manner. The Nominating Committee will select from the list of such proposed candidates for additional review those candidates it considers to be qualified. A person’s automotive industry experience, contacts in the automobile industry, judgment, technical expertise, financial expertise, independence and understanding of Amerigon’s business are all qualifications considered to be desirable by the Nominating Committee. The Nominating Committee may, if they so choose, discuss such candidates with the full Board of Directors for additional input. The Nominating Committee then will decide whether to invite the candidate to be a nominee for election to the Board of Directors. During 2010, no recommendations for nominees for director positions were received by the Nominating Committee from shareholders.

The Nominating Committee considers the needs for the Board of Directors as a whole when identifying and evaluating nominees and, among other things, considers diversity in background, age, experience, qualifications, attributes and skills in identifying nominees, although it does not have a formal policy regarding the consideration of diversity. See “Qualifications of Directors” above for a description of the diverse qualifications of our current directors.

Security Holder Communication to the Board of Directors

Shareholders wishing to send communications directly to the Board of Directors or to a specific member of the Board of Directors are asked to send such communications via U.S. Mail to the attention of Barry G. Steele, Secretary of Amerigon Incorporated, 21680 Haggerty Road, Suite 101, Northville, Michigan 48167. Shareholders sending such communications should clearly mark the item as intended for delivery to the Board of Directors or to a specific member of the Board of Directors of Amerigon. Mr. Steele has been instructed by the Board of Directors to screen each communication so received only for the limited purposes of ascertaining (1) whether such communication is indeed from a shareholder and (2) whether such communication relates to Amerigon. Mr. Steele will promptly forward copies of all such communications that pass his limited screening to each member of the Board of Directors, in the case of communications to the entire Board of Directors, or to the particular member addressee. Delivery by Mr. Steele will be completed by mail, facsimile or e-mail, as Mr. Steele determines appropriate.

If a shareholder’s communication to the Board of Directors involves or concerns Mr. Steele, or if a shareholder has another appropriate reason for communicating to the Board of Directors through a means other than through Mr. Steele, such shareholders are asked to send such communications via U.S. Mail to the attention of either Daniel R. Coker, President of Amerigon Incorporated, or Oscar B. Marx, III, Chairman of Amerigon Incorporated, 21680 Haggerty Road, Suite 101, Northville, Michigan 48167. Any such communication to Mr. Coker or Mr. Marx should clearly state that it is a shareholder communication and should clearly state the reason it was not delivered to Mr. Steele for further delivery to the Board of Directors.

Board Leadership Structure and Role in Risk Oversight

The Board of Directors has concluded that the role of Chairman of the Board should be separate from that of Chief Executive Officer. The Chairman of the Board presides at all Board and shareholder meetings and the Chief Executive Officer reports to the entire Board of Directors. We believe that, by separating these positions, the Board of Directors can provide better oversight of risks, including credit, liquidity and operational risks, faced by the Company. The Board of Directors establishes policy, adopts financial plans, approves significant changes to operational activities and provides general oversight of the business. The Chief Executive Officer is responsible for day-to-day operations and implementing the strategies approved by the Board of Directors. Other key executive officers, including the Chief Financial Officer, report either regularly or periodically to the Board of Directors.

The Board of Directors’ risk oversight is administered primarily though the following:

•	review and approval of an annual business plan;

•	review of a summary of risks and opportunities at each regular meeting of the Board of Directors;

•	at least quarterly review of business developments, business plan implementation and financial results;

•	Audit Committee oversight of internal controls over financial reporting; and

•	Compensation Committee review of executive officer compensation and its relationship to our business plans.

Audit Committee

An Audit Committee has been established by the Board of Directors in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee is currently comprised of Independent Directors Castaing, Devine and Marx. Mr. Devine is the current Chairman of the Audit Committee. The Audit Committee held four meetings during 2010.

The Audit Committee represents the Board of Directors in discharging its responsibility relating to the accounting, reporting, and financial practices of the Company and has general responsibility for surveillance of internal controls and accounting and audit activities of the Company.

The Board of Directors has adopted a written charter for the Audit Committee, a current copy of which is available to shareholders on the Company’s website at www.amerigon.com under the link “About”; a copy may also be obtained free of charge by delivering written request to: Barry G. Steele, Secretary of Amerigon Incorporated, 21680 Haggerty Road, Suite 101, Northville, Michigan 48167.

Under Nasdaq listing requirements, listed companies must have audit committees comprised of at least three members who meet a heightened standard of independence. Upon consideration of the criteria and requirements regarding such heightened standard of independence, the Board of Directors has determined that all three current members of the Audit Committee do currently meet such criteria and requirements and are or were “independent” for such purposes.

The Board of Directors has also reviewed the experience, qualifications and skills of each member of the Audit Committee and determined that Mr. Devine, (who, as noted above, meets the Nasdaq heightened standard of independence for audit committee purposes and who is currently the Chairman of the Audit Committee) is an “audit committee financial expert,” as such term is used in Item 401 of Regulation S-K promulgated under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Mr. Devine’s experience that qualifies him as an audit committee financial expert includes his previous experience as the Vice Chairman and Chief Financial Officer of General Motors and as the Executive Vice President and Chief Financial Officer of Ford Motor Company. He also held, until April 2011, the position of Interim Chief Executive Officer of Dana Holding Corporation. The Board

of Directors has determined that Mr. Marx (who meets the Nasdaq heightened standard of independence for audit committee purposes) also qualifies as an audit committee financial expert. Mr. Marx’s experience that qualifies him as an audit committee financial expert includes his experience as the Chief Executive Officer of a major automotive industry supplier and his experience as Vice-President of Ford Motor Company’s Automotive Components Group, and his recent experience as the President and Chief Executive Officer of a private investment firm.

Compensation Committee

The Company’s Compensation Committee is responsible for evaluating the Chief Executive Officer’s and all other executive officers’ performance, including with respect to established goals and objectives, and making recommendations to the Board of Directors concerning all direct and indirect compensation, benefits and perquisites (cash and non-cash) for the executive officers based on such evaluation. The Company’s Compensation Committee is currently comprised of two Independent Directors, Messrs. Gunderson and Paulsen. The Compensation Committee held three meetings during 2010.

The Board of Directors has adopted a written charter for the Compensation Committee, a current copy of which is available to shareholders on the Company’s website at www.amerigon.com under the link “About”; a copy may also be obtained free of charge by delivering written request to: Barry G. Steele, Secretary of Amerigon Incorporated, 21680 Haggerty Road, Suite 101, Northville, Michigan 48167.

The Compensation Committee may delegate any of its responsibilities to subcommittees as the Compensation Committee deems appropriate. The Committee has the authority to retain compensation consultants to assist in the evaluation of compensation, and has the sole authority to retain and terminate such firms and to approve their fees and other retention terms. The Compensation Committee also has authority to retain other advisors. Consultants and advisors were retained by the Compensation Committee during 2010 for the purpose of supplying compensation survey data, but not for the purpose of determining or recommending the amount or form of compensation for our directors or executive officers and no additional services, unrelated to the purpose of such consultation, were provided by any such consultants or advisors to the Company.

Proposals regarding compensation of executive officers and directors (including recommending bonus formulas and plans, performance measures, compensation and award levels, and payout amounts) are generally made by management after review by the Chairman of the Board. The Company’s Chief Executive Officer generally prepares materials and agendas for Compensation Committee meetings, attends the meetings and keeps the minutes of the meetings, but is excused from the meetings when his presence is deemed inappropriate by the Compensation Committee. The Chief Executive Officer is not present during voting or deliberations regarding his compensation.

In evaluating proposals regarding compensation, the Compensation Committee relies primarily on its members’ review of information from various publications and hired consultants, their extensive experience with compensation practices in other businesses, information included in proxy statements of similar companies with comparable market capitalization and comparable revenues, and its members’ subjective review of the reasonableness and fairness of proposed compensation in light of all relevant circumstances.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or was a former or current officer or employee of the Company or any of its subsidiaries. No member of the Compensation Committee has or had any relationship requiring disclosure by us pursuant to SEC rules regarding disclosure of related party transactions.

Code of Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees of the Company, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Such code may be viewed on the Company’s website, www.amerigon.com under the link “About”; a copy may also be obtained free of charge by delivering written request to: Barry G. Steele, Secretary of Amerigon Incorporated, 21680 Haggerty Road, Suite 101, Northville, Michigan 48167.

We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or a waiver from, a provision in our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and that relates to any element of the code definition enumerated in Regulation S-K, Item 406(b) by posting such information on our website at www.amerigon.com within four business days following the date of the amendment or waiver.

Certain Transactions

Review, Approval or Ratification of Transactions with Related Persons

Our Board of Directors has adopted, by written board resolution, a policy with respect to proposed related party transactions. In general, it is Amerigon’s policy to submit all proposed related party transactions (those that may require disclosure under Regulation S-K, Item 404) to the Independent Directors for approval. Only those related party transactions approved by the Independent Directors will be consummated. The policy instructs the Independent Directors only to approve those transactions that are on terms comparable to, or more beneficial to us than, those that could be obtained in arm’s length dealings with an unrelated third party. If an Independent Director has any interest in a related party transaction presented to the Independent Directors for approval, such director is required to abstain from the vote to approve or not approve the transaction. Examples of related party transactions covered by our policy are transactions in which any of the following individuals has or will have a direct or indirect material interest: any of our directors or executive officers, any person who is known to us to be the beneficial owner of more than five percent of our common stock, and any immediate family member of one of our directors or executive officers or person known to us to be the beneficial owner of more than five percent of our common stock. Transactions that involve any salaried employees generally are not covered by our approval policy. Our policy also requires that all related party transactions be disclosed in our filings with the SEC to the extent required by the SEC’s rules, and that they be disclosed to the full Board of Directors.

Transactions with Related Persons During 2010

During 2009, the following transaction was specifically approved by the Independent Directors pursuant to the above-described related party transaction approval policy but was exempt from disclosure under Regulation S-K, Item 404 because it did not meet the dollar threshold set forth therein: Oscar B. Marx’s son, John Marx, was hired as an employee of the Company in a sales position. The Independent Directors, excluding Oscar B. Marx, reviewed and approved the engagement of John Marx. In 2010, total compensation paid to John Marx was approximately $210,000 in cash compensation and 40,000 options granted to purchase common stock and is hereby disclosed as a transaction with a related person under Regulation S-K, Item 404.

Effective as of December 31, 2010, the Company purchased Dr. Bell’s remaining interest in BSST, representing 15% of the total outstanding membership interests in BSST, for a purchase price of $873,532. In connection with such purchase, the Company acquired from Dr. Bell the reversionary rights he held to certain intellectual property being used by BSST for a purchase price of $2,505,972. The Independent Directors reviewed and approved these transactions with Dr. Bell.

COMPENSATION COMMITTEE REPORT

Report of the Compensation Committee on Executive Compensation

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth below under the caption “Executive Compensation – Compensation Discussion and Analysis” with our management. Based on this review and discussion, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee

Maurice E.P. Gunderson
James J. Paulsen

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed, and discussed with management our financial statements as of December 31, 2009 and 2010 and for each of the two years in the period ended December 31, 2010. The Audit Committee has discussed with the Company’s independent accountants, Grant Thornton LLP, the above-described financial statements. In addition, we have discussed with Grant Thornton LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards), as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee also has received and reviewed the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T and we have discussed with that firm its independence. We have considered whether the provision of permissible non-audit services is compatible with maintaining the accountant’s independence. We also have discussed with management and the auditing firm such other matters and received such assurances from them as we deemed appropriate.

Management is responsible for internal controls and the financial reporting process. The independent accountants engaged by the Company are responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

Based on the foregoing review and discussions and a review of the reports of Grant Thornton LLP with respect to the audited financial statements, and relying thereon, we have recommended to the Board of Directors the inclusion of the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

By the Audit Committee

Francois J. Castaing
John M. Devine
Oscar B. Marx, III

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Significant Shareholders

The table below sets forth certain information regarding the beneficial ownership of the Company’s common stock as of April 20, 2011 (except that, as noted below, certain information is based on Schedule 13G reports filed by the beneficial owner as of a date prior to April 20, 2011) by each person known to us to be a beneficial owner of more than 5% of our outstanding common stock. Beneficial ownership includes any shares which a person has the right to acquire within 60 days after the date of calculation, including shares that may be purchased by the exercise of stock options or the exercise of warrants to purchase stock. The “percent of class” calculation for each person is based on this inclusive definition of beneficial ownership. Except as expressly noted, each person listed has sole voting power and investment power with respect to all shares of capital stock listed as beneficially owned by such person.

	Common Stock
	Amount and Nature of Beneficial Ownership				Percent of Class
Beneficial Owner	Shares Owned Directly or Indirectly		Number of Shares Which Can Be Acquired Upon Exercise of Conversion Rights Exercisable Within 60 Days

Liberty Harbor Master Fund I, L.P.	—		1,832,300	(b)	8.3%
c/o Goldman Sachs Asset Management, L.P.
200 West Street
New York, NY 10282

William Blair & Company, L.L.C	1,712,210	(a)	—		7.8%
222 W. Adams
Chicago, Illinois 60606

Arbor Capital Management, LLC	1,581,900	(c)			7.1
One Financial Plaza
120 South Sixth Street, Suite 1000
Minneapolis, Minnesota 55402

Disciplined Growth Investors, Inc	1,241,386	(d)			5.6
100 South Fifth Street, Suite 2100 Minneapolis, Minnesota 55402

BlackRock, Inc	1,240,234	(e)			5.6
40 East 52nd Street
New York, New York 10022

(a)	Based on Schedule 13G filed with the SEC on February 8, 2011 by William Blair & Company, L.L.C.

(b)	The shares set forth in this column represent the total number of shares of common stock which can be acquired from the exercise of the conversion rights of the holder of the Series C Preferred Stock based on a conversion price of $15.83.
(c)	Based on Schedule 13G filed with the SEC on February 1, 2011 by Arbor Capital Management, LLC and Rick D. Leggott. Arbor Capital Management, LLC is an investment adviser. Mr. Leggott joined in this Schedule 13G and reported beneficial ownership of the same securities beneficially owned by Arbor Capital Management, LLC because, as a result of his position with, and stock ownership in, Arbor Capital Management, LLC, Mr. Leggott could be deemed to have voting and/or dispositive power with respect to the shares beneficially owned by Arbor Capital Management, LLC. According to this Schedule 13G, Arbor Capital Management, LLC and Mr. Leggott share voting power granted by Arbor Capital Management, LLC’s clients over 1,220,300 shares of the Company’s common stock and share dispositive power granted by its clients over 1,581,900 shares of the Company’s common stock.
(d)	As of April 20, 2011, Disciplined Growth Investors, Inc. has not filed a Schedule 13G for the year ended December 31, 2010. Based on a Form 13F that Disciplined Growth Investors, Inc. filed with the SEC on February 15, 2010, we have reason to believe that Disciplined Growth Investors, Inc. beneficially owns 1,241,386 shares of our common stock. According to this Form 13F, Disciplined Growth Investors, Inc. has investment discretion over 1,241,386 shares of our common stock, but voting power over only 1,145,686 shares of our common stock.
(e)	Based on Schedule 13G filed with the SEC on February 2, 2011 by BlackRock, Inc. In this Schedule 13G, the following entities were identified as subsidiaries which acquired the security being reported on by the parent holding company or control person: BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Advisors, LLC and BlackRock Investment Management, LLC.

Beneficial Ownership of Directors and Executive Officers

The table below sets forth certain information regarding the beneficial ownership of the Company’s common stock as of April 20, 2011 by each director, each Named Executive Officer (defined as (1) our Chief Executive Officer (CEO), (2) our Chief Financial Officer (CFO), (3) our three most highly compensated executive officers other than our CEO and our CFO who were serving as executive officers at the end of 2010 and (4) Dr. Lon E. Bell, who was not serving as an executive officer at the end of 2010 but would have been one of our three most highly compensated executive officers other than our CEO and CFO under (3) above but for the fact that he was not serving as an executive officer at the end of 2010), and all of the directors and executive officers as a group. Beneficial ownership includes any shares which a person has the right to acquire within 60 days after the date of calculation, including shares that may be purchased by the exercise of stock options. The “percent of class” calculation for each person is based on this inclusive definition of beneficial ownership. Each person listed has sole voting power and investment power with respect to all shares of common stock listed as beneficially owned by such person.

	Common Stock
	Amount and Nature of Beneficial Ownership		Percent of Class
Directors and Executive Officers	Shares	Stock Options (a)
Francois J. Castaing (Director)	—	35,000	*

John M. Devine (Director)	—	30,000	*

Maurice E.P. Gunderson (Director)	—	40,000	*

Oscar B. Marx, III (Director)	723,262	40,000	3.5%

James J. Paulsen (Director)	—	70,000	*

Daniel R. Coker (Director, President and CEO)	25,642	241,667	*

Lon E. Bell, Ph.D. (Director, Former President, BSST LLC)	106,885	170,000	*

James L. Mertes (Vice President of Quality and Operations)	15,530	134,665	*

Daniel J. Pace (Vice President of Sales and Marketing)	27,935	16,666	*

Barry G. Steele (Vice President of Finance, Chief Financial Officer, Treasurer and Secretary)	10,201	91,465	*

Stephen C. Davis (Vice-President of Engineering and Product Development)	—	25,000

All executive officers and directors as a group (11 persons), including the above individuals	909,455	894,463	7.9%

*	Less than 1%.
(a)	In accordance with the rules of the SEC, the amounts listed include the number of shares of common stock purchasable pursuant to options that are either currently exercisable or exercisable within 60 days of April 20, 2011.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

See Proposal 7 for information with respect to our shares of common stock that may be issued under our existing equity compensation plans. For a description of the material features of our existing equity compensation plans, see Note 6 of our consolidated financial statements and related financial information filed on Form 10-K for the period ended December 31, 2010 and indexed on page F-1 therein.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. Based solely on review of the copies of such reports furnished to us during or with respect to 2010, or written representations that no filings on Form 5 were required, we believe that during 2010 all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except as follows: (a) one report with respect to the exercise of a stock option and related sale of stock by officer Barry G. Steele was filed late, (b) one report with respect to the exercise of a stock option and related sale of stock by former officer Sandra L. Grouf was filed late, (c) one report with respect to the exercise of a stock option and related sale of stock by director James J. Paulsen was filed late and (d) the report setting forth the initial statement of beneficial ownership of Stephen C. Davis was filed late.

DIRECTOR COMPENSATION

Non-employee directors receive the following compensation as consideration for their service in their capacity as directors, in addition to reimbursement for out-of-pocket expenses incurred in attending Board of Directors and committee meetings:

•	an annual fee of $10,000 ($50,000 for the Chairman of the Board);

•	$2,000 for Board of Director meetings they attend;

•	$1,000 for committee meetings they attend; and

•

pursuant to the 2006 Plan, options to purchase 10,000 shares of Company common stock on the first business day of each calendar year, if they were a director on such date, or, if applicable, on the first date they first became a director, at an exercise price equal to the fair market value of such shares on the date of grant. These options are not exercisable until the first anniversary of the date of grant, conditioned upon such director remaining a director through such first anniversary, and expire on the tenth anniversary of the date of grant.

Employee directors do not receive any additional compensation in recognition for their service as a director of the Company.

The following table sets forth information concerning the compensation paid to our directors during 2010:

Name(a)	Fees Earned or paid in Cash ($)	Options Awards ($)(b)	Total ($)
Francois J. Castaing	$35,000	$37,758	$72,758

John M. Devine	35,000	37,758	72,758

Maurice E.P. Gunderson	34,000	37,758	71,758

Oscar B. Marx, III	75,000	37,758	112,758

James J. Paulsen	35,000	37,758	72,758

(a)	Directors Daniel R. Coker and Lon E. Bell are named executive officers in the Summary Compensation Table above and, because they were executive officers during 2010, they receive no additional compensation for their service as a director.
(b)	The option awards listed were granted on January 3, 2010 and, as described above, consist of options to purchase 10,000 shares of Company common stock each. The dollar amount shown is based on the grant date fair market value of such options as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (formerly SFAS 123R). For a full description of all of the assumptions made in the valuation of such option awards, see Note 6 of our consolidated financial statements and related financial information filed on Form 10-K for the period ended December 31, 2010 and indexed on page F-1 therein. The aggregate number of option awards outstanding, both exercisable and non-exercisable, as of December 31, 2010 for each of the directors included in this table are as follows: Mr. Castaing – 10,000, Mr. Devine – 10,000, Mr. Gunderson – 10,000, Mr. Marx – 10,000, and Mr. Paulsen – 10,000.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

General Compensation Objectives. The Compensation Committee’s overall compensation objectives applicable to our executive officers are to provide a compensation package intended to attract, motivate and retain qualified executives and to provide them with incentives to achieve our annual goals and increase shareholder value. The Compensation Committee reviews these objectives each year in connection with its review of our Proxy Statement and has approved this philosophy. The Compensation Committee implements these objectives through salaries, bonuses, equity incentives, a 401(k) plan, a defined benefit plan for our President and Chief Executive Officer, and employment and miscellaneous personal benefits. Our objectives and reasons for selecting each of these elements are described below.

Our compensation philosophy is to emphasize compensation that provides executives with incentives to achieve our annual budgeted goals and increase shareholder value. To that end, as described below, we have adopted a bonus plan that is tied directly to achieving particular results, and we award equity incentives designed for executive retention and to provide executives with incentives to increase shareholder value. Each is intended to represent a potentially significant portion of our executives’ total compensation. Generally, the annual bonuses we pay are based on a varying percentage of an executive’s salary and, as a result, changes in an executive’s salary generally change the amount of his or her annual bonus. Equity incentives are generally determined based on the executive’s position rather than his or her salary.

See “Corporate Governance Information – Compensation Committee” for a discussion of the members of the Compensation Committee, their independence, the Compensation Committee’s meetings and procedures, and the role of executive officers in determining executive compensation.

Comparability. Based on reviews of information from various publications and hired consultants, their extensive experience with compensation practices in other businesses, information included in proxy statements of similar companies with comparable market capitalization and comparable revenues, and its members’ subjective review of the reasonableness and fairness of proposed compensation in light of all relevant circumstances, the Compensation Committee has determined that the salaries paid to the Company’s executives are in line with the compensation offered by other similarly-situated companies and that the bonus compensation is reasonable. The Compensation Committee has also determined that the total compensation, including equity compensation, paid to the Company’s executive officers is reasonable and fair based on the independent information available. The list of companies which we consider to be comparable for purposes of the above analysis, and for which our independent consultants have historically provided benchmark data, are Core Molding Technologies Inc., Fuel Systems Solutions Inc., Hawk Corp., Iteris Inc., Motorcar Parts America Inc., Quantum Fuel Systems Technologies, Strattec Security Corp. and Williams Controls Inc. We believe such companies are generally comparable to our Company in terms of revenue, market capitalization and industry.

Salaries. The Compensation Committee’s policy is to provide salaries that it believes are necessary to attract and retain qualified executives. In determining its recommendations for executive officer salaries, the Compensation Committee generally relies on the recommendations of its President and Chief Executive Officer and on the Compensation Committee’s review of salaries paid to similar officers at comparable companies as described above under “Comparability.” The Compensation Committee also considers individual performance, the executive officer’s position and experience, the Company’s financial resources, the executive officer’s existing salary and the salaries of our other officers and employees. On an annual basis, executive salaries are reviewed by the Compensation Committee. Salary increases for executive officers are generally granted after this review. Historically, such increases have been between 3% and 5% and represented a combination of both a cost of living / inflation adjustment and a merit raise. For 2009, the Compensation Committee determined not to increase salaries in connection with the Company’s efforts to reduce costs. Because salary increases are generally implemented during the middle of the year rather than at the beginning of the year, the amounts listed under “Salary” in the Summary Compensation Table below are higher for 2009 than for 2008 for most named executives because the 2009 amounts represent a full year of increased salary following the mid-2008 cost of living and merit increases. Because our executives did not receive a salary increase for 2009, we concluded that a regular salary increase, based on the criteria stated above and consistent with the range stated above, was appropriate for 2010. Whether salary increases for 2011 will be granted has not yet been determined.

Bonuses. The Compensation Committee’s policy is to make a meaningful portion of an executive’s compensation contingent on achieving performance targets for the year. For 2008, the Compensation Committee adopted a 2008 Management Incentive Plan that covered all of our executive officers. Such plan was tied directly to the Company’s achievement of particular financial goals. For 2009 and 2010, the Compensation Committee concluded to adopt a different bonus plan (the “New Bonus Plan”) that focused on achievement of personal goals. All of our executive officers participated in the New Bonus Plan in 2009 and 2010 except for Dr. Bell, who participated in the BSST bonus plan in 2009 and received no bonus in 2010. Dr. Bell retired on December 31, 2010.

The New Bonus Plan was designed to encourage Company employees to operate as entrepreneurial stakeholders and reward them for bringing value to the Company by meeting or exceeding financial and operational objectives. To be eligible to receive an incentive award under the New Bonus Plan, an employee must be employed on the bonus payment date. For 2009 and 2010, the New Bonus Plan implementation was divided into two distinct reporting periods: the first half and the second half of the year. Upon achievement of the applicable criteria for each half, eligible employees are entitled to receive bonuses of a pre-determined amount. The achievement of or failure to achieve the applicable criteria for one half of the year was not used to determine whether the criteria for the other half of the year had been achieved.

The Compensation Committee, working with management, establishes individual performance objectives for each individual participating in the New Bonus Plan. The objectives are broad-ranging and, depending upon the individual’s position, included items such as eliminating or reducing specific expenditures, completing engineering objectives, developing new business, streamlining operations, completing other specific projects and other similar types of objectives. None of the individual performance objectives pertain to company-wide financial performance targets. All individual performance targets are subjective and the New Bonus Plan gives the Compensation Committee the right to determine if the pre-determined objectives have been met.

With respect to employees of BSST, a separate bonus plan was established in 2009 by the Compensation Committee that tied payment to achievement of certain technological advancements by BSST during the fiscal year. Those achievements were established by the Compensation Committee with input from management of BSST. For 2010, a separate bonus plan was not established for employees of BSST but instead such employees participated in the New Bonus Plan.

For 2010, the Compensation Committee determined that all of named executive officers achieved their individual, subjective performance objectives and recommended to the Board of Directors that bonuses be paid to each of them. The Board of Directors adopted such recommendation. As a result of Dr. Bell’s retirement in December 2010, he will not receive a bonus with respect to 2010.

The Compensation Committee does not have a formal written policy regarding adjustment of bonus payments if the relevant performance measures or underlying facts upon which they are based are restated or otherwise adjusted in a manner that would materially increase or reduce the size of the incentive payment, but the Compensation Committee concluded that, for 2010, no such restatement or adjustment occurred.

Equity Incentives. The Compensation Committee uses the award of stock options to executive officers to retain them and provide a long-term incentive to increase shareholder value. The Compensation Committee’s policy is that these equity incentives should be a significant portion of an executive’s potential compensation because increasing shareholder value is management’s primary objective. In 2009, the Compensation Committee recommended that stock options be awarded to the Company’s executive officers and key employees. This decision was made, in part, because many of our executives held options that were fully vested and the Compensation Committee believes that this provides only a limited incentive for our key executives to remain with the Company. Because of the award of new stock options in 2009, the Compensation Committee concluded not to grant new stock options to the Company’s executives and key employees in 2010. Whenever stock options are awarded, the Company’s policy is to fix the exercise price of the options at the fair market value of the underlying shares on the date of grant. Therefore, such options only provide compensation if the price of the underlying shares increases. As of December 31, 2010, there remained 1,681,101 shares available for grant under the 2006 Plan. In connection with the recent sale of Series C Preferred Stock, we amended Section 5 of the 2006 Plan to reduce the maximum number of shares of common stock that may be issued pursuant to awards granted under the 2006 Plan after March 30, 2011 to 159,751 shares of common stock plus the amount of forfeited shares that become available for reissuance under the 2006 Plan after March 30, 2011, whether or not such forfeited shares were issued before, on or after March 30, 20111. As a result, the total number of shares of common stock issuable under the 2006 Plan was reduced from 3,600,000 to 2,200,000. No shares remain available for grant under the 1993 Stock Option Plan or the 1997 Stock Incentive Plan. The Committee does not have a policy of timing option grants in coordination with the release of material non-public information. The Committee generally considers equity incentive grants on an annual basis and at varying times throughout the year, generally based upon recommendations from the Board of Directors that additional equity incentives are appropriate.

The Compensation Committee’s policy has been to grant options that vest over a specific period (generally three or four years) to provide an incentive for the recipient to remain with us, to provide a long-term incentive and to lessen the accounting charge for such options (which is generally amortized over the vesting period). We do not have any stock ownership requirements for executive officers or directors; however, each of our executives has a significant number of exercisable options. In addition, the vesting of all of our option and restricted share awards may, upon certain determinations by the Board of Directors, accelerate upon a change in control to provide a greater incentive for all optionees to complete change in control transactions that benefit shareholders by allowing them to participate in the benefits of the transaction regardless of whether their employment will continue. The vested portion of options granted to executives and directors generally remain exercisable after termination of employment until their original expiration date. The Committee’s policy is to provide new executives with stock options to attract them to us. The number of options awarded is based on negotiations with new executives, management’s recommendations and the Committee’s subjective judgment primarily after reviewing the number of options granted to our other executives.

Defined Benefit Plan. During 2008, the Compensation Committee recommended a new defined benefit plan benefiting the Company’s President and Chief Executive Officer, Daniel R. Coker. Such plan was subsequently approved by the Independent Directors. The defined benefit plan was intended to entice Mr. Coker to maintain his employment with the Company for a considerable period of time. Stability and competence at the executive level was a key factor in our decision to recommend such plan. The plan, more fully described in Note 12 of our consolidated financial statements and related financial information filed on Form 10-K for the period ended December 31, 2010 and indexed on page F-1 therein, includes a vesting period that begins on April 1, 2011 and continues for six years. The considerable period of time between adoption of the plan and its full vesting is consistent with our compensation goals of retaining a qualified President and Chief Executive Officer. The plan provides for fifteen annual benefit payments of $300,000 each beginning January 1, 2018. Based on our review of the benefits offered to President and Chief Executive Officers of other similarly-situated companies, and based on our desire to retain the services of Mr. Coker, we believe that the defined benefit plan is fair and reasonable. Other than the defined benefit plan described above, Amerigon does not maintain any post-retirement medical benefits, non-qualified deferred compensation plans or retirement or pension plans, other than our 401(k) Plan, which is available to all of our employees.

401(k) Plan. We have adopted a 401(k) plan to provide all eligible employees a means to accumulate retirement savings on a tax-advantaged basis, and our executive officers are eligible to participate in this plan on the same basis as other participants. Participants may defer specified portions of their compensation and (1) we match 50% percent of employee contributions up to a contribution by us equal to 2% percent of the employee’s compensation and (2) we may, but are not required to, make additional discretionary contributions. The Compensation Committee has not made any discretionary contribution to the 401(k) Plan since its inception.

Vacation Pay. All Company employees are subject to the same vacation pay policy. The number of days of vacation time available to each employee is based on the number of years such employee has worked for the Company. Employees are encouraged to take all of their available vacation time each year, but may carryover any unused vacation time indefinitely. To the extent that an employee has more than 40 hours of accumulated vacation time at any time, he or she may elect to receive a lump sum payment for any portion of such excess hours at his or her then-current rate of pay. In addition, upon an employee’s termination of employment with the Company, he or she will receive a lump sum payment for all unused vacation time at his or her then-current rate of pay. Employees that have accumulated vacation in excess of 240 hours on June 30 or December 31 of any year are paid a mandatory lump sum payment equal to such excess at his or her then-current rate of pay.

Employment and Change in Control Agreements. The Company’s policy, as approved by the Compensation Committee, is to not execute formal employment agreements with our executive officers. The Compensation Committee believes that it has been able to attract qualified executives without the need to negotiate and enter into formal agreements.

Perquisites. We provide certain of our executive officers with use of a company-owned automobile. Our most important product is the system that heats and cools automobile seats and we believe it is important that our executive officers not only thoroughly understand our product but also present themselves to others as users of our product. We allocate the costs of such automobiles between business and personal use and report the personal use portion as additional compensation paid to the applicable employee. The Company also provides club memberships to our President and Chief Executive Officer. These memberships are used for entertaining current and potential customers and suppliers and other business associates of the Company. They are also used as meeting locations. We allocate the costs of such club memberships between business and personal use and report the personal use portion as additional compensation paid to our President and Chief Executive Officer.

Special Payments on Restricted Stock Vesting. The Compensation Committee concluded to make special one-time bonuses to select executive officers in 2009 upon the vesting of restricted stock they held. Such executive officers had received restricted stock in prior years and, as a result of the vesting of such restricted stock during 2009, were required to make estimated tax payments in respect of those shares in early 2009. Because no bonus was paid to this group of executive officers during 2008, the Compensation Committee determined it was appropriate to assist such officers in the payment of their estimated tax obligations by granting them a one-time special bonus payment. The Compensation Committee considered these special one-time bonuses when they established the amount of bonus to be paid to such executive officers for 2009 under the New Bonus Plan.

Section 162(m) Policy. The Compensation Committee reserves the right to pay compensation to Company executives in amounts it deems appropriate regardless of whether such compensation is deductible for federal income tax purposes. The Committee believes providing the compensation it deems appropriate is more important to the Company than the potential loss of related compensation deductions, especially in light of the Company’s net operating loss carryforwards, the non-cash nature of deductions available upon the exercise of stock options, and the current levels of its base salaries and bonuses. To date, Section 162(m) has not prevented us from deducting compensation paid to our executive officers.

Summary Compensation Table

The following table sets forth compensation information for 2010, 2009 and 2008 for the following “Named Executive Officers”: (1) our Chief Executive Officer (CEO), (2) our Chief Financial Officer (CFO), (3) our three most highly compensated executive officers other than our CEO and our CFO who were serving as executive officers at the end of 2010 and (4) Dr. Lon E. Bell, who but for the fact that he was not serving as an executive officer at the end of 2010, would have been one of our three most highly compensated executive officers other than our CEO and CFO.

Name and Principal Position	Year	Salary ($)(c)	Option Awards ($)(d)	Non-Equity Incentive Plan Compensation ($)(e)	Changes in Non- qualified Deferred Compensation Earnings ($)(f)	All Other Compensation ($)(g)		Total ($)

Daniel R. Coker, President and Chief Executive Officer	2010	$308,672	$—	$300,000	$228,000	$21,592		$858,264
	2009	291,200	156,450	195,000	202,000	33,216		877,866
	2008	285,600	313,050	—	142,000	34,663		775,313

Lon E. Bell, Former President of BSST LLC(a)	2010	$233,100	$—	$35,000	$—	$187,705	(a)	$455,805
	2009	222,000	104,300	78,000	—	11,394		415,694
	2008	222,000	203,483	46,000	—	13,432		484,915

James L. Mertes, Vice President of Quality and Operations	2010	$200,122	$—	$100,000	$—	$19,336		$319,458
	2009	194,293	52,150	85,000	—	27,662		359,105
	2008	191,463	109,568	—	—	17,781		318,812

Daniel J. Pace, Vice President of Sales and Marketing	2010	$195,961	$—	$120,000	$—	$10,480		$326,441
	2009	188,424	52,150	85,000	—	11,889		337,463
	2008	185,680	109,568	—	—	11,262		306,510

Barry G. Steele, Vice President of Finance, Chief Financial Officer, Secretary and Treasurer	2010	$204,168	$—	$135,000	$—	$19,853		$359,021
	2009	192,611	52,150	115,000	—	25,517		385,278
	2008	188,025	109,568	—	—	13,502		311,095

Stephen C. Davis, Vice-President of Engineering and Product Development(b)	2010	$208,000	$—	$110,000	$—	$9,475		$362,148
	2009	—	—	—	—	—		—
	2008	—	—	—	—	—		—

(a)	Dr. Bell retired on December 31, 2010. In connection with his retirement, the Company agreed to pay Dr. Bell a termination of service payment equal to $174,825. Also, see Item 13, Certain Relationships and Related Transactions and Director Independence, for a description of the transactions between the Company and Dr. Bell pursuant to which the Company purchased Dr. Bell’s interest in BSST, LLC and his reversionary rights in certain intellectual property.
(b)	Mr. Davis was named an executive officer in May 2010; however, the amounts shown represent his compensation for all of 2010.
(c)	During 2008, 2009 and 2010, none of the Named Executive Officers earned a non-equity bonus that was not based on the achievement of a pre-established performance target. Bonuses earned that were tied to pre-established performance targets are reported under the column entitled “Non-Equity Incentive Plan Compensation.”
(d)	The dollar amount shown is based on the grant date fair market value of the options awarded during the applicable year as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (formerly SFAS 123R). For a full description of all of the assumptions made in the valuation of option awards, see Note 6 of our consolidated financial statements and related financial information filed on Form 10-K for the period ended December 31, 2010 and indexed on page F-1 therein.
(e)	See “Compensation Discussion and Analysis—Bonuses” for a description of non-equity incentive plan compensation for executive officers under our incentive bonus plan. Amounts shown for 2008 were awarded to the applicable executive based on 2008 financial results, but were not paid until 2009. The amounts shown for 2009 were awarded to the applicable executive based on 2009 service; however, a portion of such amounts was not paid until 2010. The amounts shown for 2010 were awarded to the applicable executive based on 2010 service; however, a portion of such amounts was not paid until 2011.
(f)	On August 8, 2008, the Company established The Executive Nonqualified Defined Benefit Plan of Amerigon Incorporated (the “Defined Benefit Plan”) with an effective date of April 1, 2008. Daniel Coker, the Company’s President and Chief Executive Officer, is expected to be the only participant in the Defined Benefit Plan which will, if fully vested, provide for fifteen annual retirement benefit payments of $300,000 each beginning January 1, 2018. Mr. Coker will become entitled to receive such retirement benefit payments, or a portion thereof, through his continuous service to the Company as follows: Mr. Coker will become proportionally vested in the benefit over a six year period starting on April 1, 2011. The Company has also established a corporate-owned life insurance policy (“COLI”) on the life of Oscar Marx III, the Chairman of the Company’s Board of Directors. The COLI is held by a trust established for payment of benefits under the Defined Benefit Plan. The Company is the sole beneficiary of the COLI. We have accounted for the Defined Benefit Plan in accordance with Statement of Financial Accounting Standard No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plan” which requires that the Company record a projected benefit obligation representing the present value of future plan benefits when earned by the participant. As of December 31, 2010, the recorded projected benefit obligation was $688,000. For a full description of all of the assumptions made in the valuation of the projected benefit obligation under the Defined Benefit Plan, see Note 12 of our consolidated financial statements and related financial information filed on Form 10-K for the period ended December 31, 2010 and indexed on page F-1 therein.
(g)	See “Compensation Discussion and Analysis—Perquisites,” “Compensation Discussion and Analysis—Vacation Pay” and “Compensation Discussion and Analysis—Special Payments on Restricted Stock Vesting” for a description of other compensation paid to executive officers. The amounts shown include payments by the Company for (i) unused vacation time off, (ii) 401(k) matching contributions paid by the Company for the benefit of the Named Executive Officer, (iii) automobiles used by the Named Executive Officers, (iv) club memberships used by Mr. Coker and (v) amounts paid upon vesting of restricted stock to enable employees to make his estimated tax payments on the compensation income associated with such vesting event. With respect to (iii) and (iv), the Company has only disclosed the portion of such items determined to be related to the Named Executive Officer’s personal use. In addition to the foregoing, the column “All Other Compensation” includes the severance payment made to Dr. Bell referred to in footnote (a) above.

Grants of Plan Based Awards

(including Option Grants in the Last Fiscal Year)

The following table sets forth information concerning each grant of an award made during 2010 to each of our Named Executive Officers:

Name	Payouts Under Non-Equity Incentive Plan Awards(a)
Daniel R. Coker	$300,000

Lon E. Bell	$35,000

James L. Mertes	$100,000

Daniel J. Pace	$120,000

Barry G. Steele	$135,000

Stephen C. Davis	$110,000

(a)	See “Compensation Discussion and Analysis—Bonuses” for a description of incentive plan compensation for executive officers under our incentive bonus plan. For the purposes of this table, the cash amount shown under “Payouts Under Non-Equity Incentive Plan Awards” is the actual cash bonus the named executive officer received for his performance for 2010, a portion of which was paid in 2011. The Compensation Committee did not modify or waive any of the criteria applied to determine if the incentive plan award shown above was earned. For an explanation of the amount of salary and non-equity incentive plan awards in proportion to total compensation, see “Compensation Discussion and Analysis – General Compensation Objectives.”

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning unexercised options for each of the Named Executive Officers as of December 31, 2010:

	Option Awards
			Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
Name	Grant Date		Exercisable	Unexercisable
Daniel R. Coker	12/29/2006	(b)	75,000	—	$9.66	12/29/2016
	7/23/2008	(c)	66,667	33,333	8.02	7/23/2018
	3/11/2009	(d)	50,000	100,000	2.62	3/11/2019

Lon E. Bell	1/28/2004	(a)	10,000	—	4.40	1/28/2014
	12/29/2006	(b)	50,000	—	9.66	12/29/2016
	7/23/2008	(c)	43,000	21,667	8.02	7/23/2018
	3/11/2009	(d)	33,334	66,666	2.62	3/11/2019

James L. Mertes	9/10/2002	(b)	30,000	—	1.48	9/10/2012
	5/19/2004	(b)	30,000	—	4.90	5/19/2014
	12/29/2006	(b)	18,000	—	9.66	12/29/2016
	7/23/2008	(c)	23,333	11,667	8.02	7/23/2018
	3/11/2009	(d)	16,666	33,334	2.62	3/11/2019

Daniel J. Pace	7/23/2008	(c)	—	11,667	8.02	7/23/2018
	3/11/2009	(d)	—	33,334	2.62	3/11/2019

Barry G. Steele	10/11/2004	(b)	10,800	—	3.50	10/11/2014
	12/29/2006	(b)	24,000	—	9.66	12/29/2016
	7/23/2008	(c)	23,333	11,667	8.02	7/23/2018
	3/11/2009	(d)	16,666	33,334	2.62	3/11/2019

Stephen C. Davis	2/20/2009	(e)	—	75,000	3.75	2/20/2019

(a)	The option was exercisable on the date of grant.
(b)	The option is subject to a vesting schedule in which the underlying shares are available for purchase in four equal installments: the first available on the grant date and the second, third and fourth installments available on the first, second and third anniversary of the grant date.
(c)	The option is subject to a vesting schedule in which the underlying shares are available for purchase in three equal installments on June 30, 2009, June 30, 2010 and June 30, 2011.
(d)	The option is subject to a vesting schedule in which the underlying shares are available for purchase in three equal installments on the first, second and third anniversary of the grant date.
(e)	The option is subject to a vesting schedule in which the underlying shares are available for purchase in four equal installments on the first, second, third and fourth anniversary of the grant date.

Employment Agreements

No Named Executive Officer is a party to an employment agreement with the Company. However, Dr. Bell has entered into a consulting agreement with the Company that was effective immediately following his retirement on December 31, 2010 and continues for one year. Under such consulting agreement, Dr. Bell is entitled to $50,000 in service fees and has agreed to provide certain technological and development services to the Company.

Option Exercises and Stock Vested

The following table represents (1) options that were exercised in 2010 by Named Executive Officers of the Company and (2) restricted stock held by Named Executive Officers of the Company that vested during 2010:

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized On Exercise ($)(a)	Number of Shares Acquired on Vesting (#)(b)	Value Realized On Vesting ($)(c)

Daniel R. Coker	22,300	(d)	$137,691	3,466	$38,126
	37,700	(e)	244,791

Lon E. Bell	10,000	(f)	87,000	—	—

James L. Mertes	—		—	1,224	13,464

Daniel J. Pace	30,000	(g)	187,871	—	—
	18,000	(h)	27,043
	23,333	(i)	73,321
	16,666	(j)	142,367

Barry G. Steele	10,000	(k)	57,458	1,530	16,830
	10,000	(l)	74,646
	10,000	(m)	75,745
	6,100	(n)	45,775
	3,100	(o)	23,294

Stephen C. Davis	25,000	(p)	161,210	—	—

(a)	The “Value Realized on Exercise” is equal to the difference between the market price of the underlying common stock on the date of exercise and the exercise price of the options.
(b)	The shares listed became vested on March 6, 2010.
(c)	The “Value Realized on Vesting” is equal to the number of shares that vested multiplied by the market value of such shares of common stock on the date of vesting.
(d)	These options were exercised on November 3, 2010 at an exercise price of $4.90 per share.
(e)	These options were exercised on November 4, 2010 at an exercise price of $4.90 per share.
(f)	These options were exercised on December 17, 2010 at an exercise price of $2.20 per share.
(g)	These options were exercised on November 2, 2010 at an exercise price of $4.90 per share.
(h)	These options were exercised on November 2, 2010 at an exercise price of $9.66 per share.
(i)	These options were exercised on November 2, 2010 at an exercise price of $8.02 per share.
(j)	These options were exercised on November 2, 2010 at an exercise price of $2.62 per share.
(k)	These options were exercised on February 11, 2010 at an exercise price of $3.50 per share
(l)	These options were exercised on March 5, 2010 at an exercise price of $3.50 per share.
(m)	These options were exercised on November 24, 2010 at an exercise price of $3.50 per share.
(n)	These options were exercised on December 10, 2010 at an exercise price of $3.50 per share.
(o)	These options were exercised on December 13, 2010 at an exercise price of $3.50 per share.
(p)	These options were exercised on March 4, 2010 at an exercise price of $3.75 per share.

Pension Benefits

The following table sets forth information concerning the Company’s defined benefit plan:

Name	Plan Name	Number of Years of Credited Service (#)(a)	Present Value of Accumulated Benefit ($)(b)	Payments During Last Fiscal Year ($)
Daniel R. Coker	The Executive Nonqualified Defined Benefit Plan of Amerigon Incorporated	—	$688,000	$—

(a)	Mr. Coker will become entitled to receive benefits under the Defined Benefit Plan through his continuous service to the Company as follows: Mr. Coker will become proportionally vested in the benefit over a six year period starting on April 1, 2011. If fully vested, the Defined Benefit Plan provides for fifteen annual retirement benefit payments to Mr. Coker of $300,000 each beginning January 1, 2018.
(b)	Amount represents the present value of future benefits under the Defined Benefit Plan through December 31, 2010. For a full description of all of the assumptions made in the valuation of the projected benefit obligation under the Defined Benefit Plan, see Note 12 of our consolidated financial statements and related financial information filed on Form 10-K for the period ended December 31, 2010 and indexed on page F-1 therein.

Potential Payments Upon Termination or Change in Control

Under the terms of the 2006 Plan, 1997 Stock Incentive Plan and 1993 Stock Option Plan, the occurrence of a “change in control” of the Company, as such term is defined in each plan, may result under certain circumstances in immediate vesting of the unvested options issued under each plan. Under the terms of each plan, the Board of Directors, acting as the committee administering each plan, has discretion in determining the consequences of such change in control.

If, upon a change in control, the Board of Directors were to determine that all restrictions with respect to restricted stock awards would terminate and all unvested stock options would vest, the Named Executive Officers would receive the following benefits, assuming such event occurred effective December 31, 2010:

	Securities Underlying Unvested Options		Estimated Value of Payments upon a Change in Control(a)
Name	Number of Securities	Option Exercise Price
Daniel R. Coker	33,333	$8.02	$95,332
	100,000	2.62	826,000
Lon E. Bell	21,667	8.02	61,968
	66,666	2.62	550,661
James L. Mertes	11,667	8.02	33,368
	33,334	2.62	275,339
Steve C. Davis	75,000	3.75	534,750
Daniel J. Pace	11,667	8.02	33,368
	33,334	2.62	275,339
Barry G. Steele	11,667	8.02	33,368
	33,334	2.62	275,339

(a)	The values shown are based on the following assumption: that the benefit of acceleration of the vesting of options equals the difference between the closing sales price of our common stock on December 31, 2010 and the exercise price of the unvested options multiplied by the number of shares of our common stock underlying the unvested options held by the executive at December 31, 2010; provided, however, that negative amounts are treated as having zero value.

Excluding the foregoing, there are no agreements between the Company and any of its employees by which the resignation, retirement or termination of an employee, including as the result of a change in control of the Company, results in payments or other compensation owing to such employee.

OTHER MATTERS

If any matters not referred to in this Proxy Statement should properly come before the Annual Meeting, the holders of your proxy will vote your shares in accordance with their judgment. We are not aware of any such matters that may be presented for action at the Annual Meeting. Your proxy may also vote your shares on matters regarding the conduct of the Annual Meeting.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this Proxy Statement, which means that we can disclose important information to you by referring you to other documents that we filed separately with the SEC. You should consider the incorporated information as if we reproduced it in this Proxy Statement, except for any information directly superseded by information contained in this Proxy Statement. This Proxy Statement incorporates by reference the following:

1. The prospectus supplement dated March 30, 2011 and an accompanying prospectus under the Company’s shelf registration statement on Form S-3 (File No. 333-171787) that was filed with the SEC on January 20, 2011, and declared effective by the SEC on January 28, 2011.

2. Certificate of Designation, attached to the Company’s Current Report on Form 8-K as Exhibit 4.3 filed with the SEC on March 31, 2011.

3. The financial statements, quarterly data, management’s discussion and analysis of financial condition and results of operations, changes in and disagreements with accountants on accounting and financial disclosure and market risk disclosures contained in our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2010.

We may file additional documents with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this Proxy Statement and before the Annual Meeting. The SEC allows us to incorporate by reference into this Proxy Statement such documents. You should consider any statement contained in this Proxy Statement (or in a document incorporated into this Proxy Statement) to be modified or superseded to the extent that a statement in a subsequently filed document modifies or supersedes such statement.

Upon the written request of a shareholder, the Company will provide without charge and by first class mail within one business day of receipt of such request, a copy of any and all of the information that has been incorporated by reference in the Proxy Statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Proxy Statement incorporates). The request should identify the person making the request as a shareholder as of the record date and should be directed to Amerigon Incorporated, Attention: Barry G. Steele, Secretary of Amerigon Incorporated, 21680 Haggerty Rd., Ste. 101, Northville Michigan 48167, Telephone: (248) 504-0500.

Enclosed with this Proxy Statement is our Annual Report for the year ended December 31, 2010. The Annual Report is enclosed for the convenience of shareholders only and should not be viewed as part of the proxy solicitation material. If any person who was a beneficial owner of our common stock on the record date for the Annual Meeting desires additional copies of the Annual Report, they will be furnished without charge upon receipt of a written request. The request should identify the person making the request as a shareholder as of the record date and should be directed to Barry G. Steele, Secretary of Amerigon Incorporated, 21680 Haggerty Road, Suite 101, Northville, Michigan 48167.

By Order of the Board of Directors,

Daniel R. Coker
President and Chief Executive Officer

Appendix A

AMERIGON INCORPORATED

2011 Equity Incentive Plan

1. Definitions: As used herein, the following definitions shall apply:

(a) “Award” shall mean any stock option, stock appreciation right, restricted stock, restricted stock unit, performance share award or other stock-based award granted under the Plan.

(b) “Board” shall mean the Amerigon Incorporated Board of Directors.

(c) “Committee” shall mean a committee consisting of two or more members of the Board, each of whom (1) shall be an “outside director” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations thereunder, and (2) may be a “non-employee director” as defined under Rule 16b-3 of the Rules and Regulations under the Securities Exchange Act of 1934, as amended, or any similar or successor provision, as appointed by the Board to administer the Plan.

(d) “Corporation” shall mean Amerigon Incorporated, a Michigan corporation, or any successor thereof.

(e) “Discretion” shall mean in the sole discretion of the Committee, with no requirement whatsoever that the Committee follow past practices, act in a manner consistent with past practices, or treat a Participant (as hereinafter defined) in a manner consistent with the treatment afforded other Participants with respect to the Plan.

(f) “Incentive Option” shall mean an option to purchase Common Stock of the Corporation which meets the requirements set forth in the Plan and also meets the definition of an incentive stock option set forth in Section 422 of the Code.

(g) “Nonqualified Option” shall mean an option to purchase Common Stock of the Corporation which meets the requirements set forth in the Plan but does not meet the definition of an incentive stock option set forth in Section 422 of the Code.

(h) “Other stock-based award” shall mean any right granted under Paragraph 20 of the Plan.

(i) “Participant” shall mean any individual or class of individual designated by the Committee under Paragraph 6 for participation in the Plan who is or becomes (i) a key employee (including an officer or director who is also a key employee) of the Corporation or any Subsidiary, (ii) a director who is not an employee of the Corporation or any Subsidiary (hereinafter sometimes referred to as an “outside director”), and (iii) a consultant or advisor of the Corporation or any Subsidiary.

(j) “Performance share” shall mean a grant of Common Stock of the Corporation upon the attainment of one or more performance goals during a performance period established by the Committee, as provided in Paragraph 19.

(k) “Plan” shall mean this Amerigon Incorporated 2011 Equity Incentive Plan.

(l) “Restricted stock” shall mean a grant of Common Stock of the Corporation which is subject to restrictions against transfer, forfeiture and such other terms and conditions determined by the Committee, as provided in Paragraph 18.

(m) “Restricted stock unit” shall mean a grant of a right to obtain the value of a share of Common Stock of the Corporation which is subject to restrictions against transfer, forfeiture and such other terms and conditions determined by the Committee, as provided in Paragraph 18.

(n) “Stock appreciation right” shall mean a right to receive the appreciation in value, or a portion of the appreciation in value, of a specified number of shares of the Common Stock of the Corporation, as provided in Paragraph 12.

(o) “Subsidiary” shall mean any corporation, limited liability company, partnership or any other entity in which the Corporation owns, directly or indirectly, stock or other ownership interest therein, possessing more than twenty-five percent (25%) of the combined voting power of all classes of stock or other ownership interest.

2. Purpose of Plan: The purpose of the Plan is to provide key employees (including officers and directors who are also key employees), outside directors, consultants and advisors of the Corporation and its Subsidiaries with incentives to make significant and extraordinary contributions to the long-term performance and growth of the Corporation and its Subsidiaries, to join the interests of key employees, outside directors, consultants and advisors with the interests of the shareholders of the Corporation, and to facilitate attracting and retaining key employees, outside directors, consultants and advisors with exceptional abilities.

3. Administration: The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall determine, from those who are or become eligible to be Participants under the Plan, the persons or class of persons to be granted Awards, the type of Awards and the amount or maximum amount of stock or rights covered by Awards to be granted to each such person or class of person, and the terms and conditions of any Awards. Subject to the provisions of the Plan, the Committee is authorized to interpret the Plan, to promulgate, amend and rescind rules and regulations relating to the Plan and to make all other determinations necessary or advisable for its administration. Interpretation and construction of any provision of the Plan by the Committee shall, unless otherwise determined by the Board, be final and conclusive. A majority of the Committee shall constitute a quorum, and the acts approved by a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee, shall be the acts of the Committee.

4. Indemnification of Committee Members: In addition to such other rights of indemnification as they may have, the members of the Committee shall be indemnified by the Corporation against the reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Board or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be determined in such action, suit or proceeding that such Committee member has acted in bad faith; provided, however, that within sixty (60) days after receipt of notice of institution of any such action, suit or proceeding, a Committee member shall offer the Corporation in writing the opportunity, at its own cost, to handle and defend the same.

5. Maximum Number of Shares Subject to Plan: The maximum number of shares of stock which may be issued pursuant to Awards granted under the Plan or with respect to which Awards may be granted under the Plan shall not exceed in the aggregate 850,000 shares of Common Stock of the Corporation (subject to adjustments as provided in this Paragraph 5) (the “Share Limit”). Notwithstanding the foregoing, the maximum number of shares of stock that may be issued pursuant to Awards in the form of restricted stock, restricted stock units, Performance Shares or other stock-based awards granted under the Plan shall not exceed 50,000 shares of Common Stock of the Corporation (subject to adjustments as provided in this Paragraph 5). Any shares that are delivered by the Corporation, and any awards or grants that are made by, or become obligations of, the Corporation through the assumption by the Corporation or a Subsidiary of, or in substitution for, outstanding awards or grants previously made by an acquired company, shall not be counted against the number of shares available under the Plan. Consistent with the purpose of the Plan and with a view to avoiding over or under counting, the Committee shall, in its Discretion, determine the number of shares to charge against the shares remaining available under the Plan as a result of the grant or settlement of Awards made under the Plan. If any shares covered by an Award or to which an Award relates are forfeited, or if an Award otherwise terminates without the delivery of shares or of other consideration, then the shares covered by such Award, or to which such Award relates, or the number of shares otherwise counted against the aggregate number of shares available under the Plan with respect to such Award, to the extent of any such forfeiture or termination, shall again be, or shall become, available for granting Awards under the Plan.

The maximum number of shares with respect to which Awards may be granted to any Participant during the term of the Plan shall not exceed the Share Limit. All shares with respect to which an Award is granted shall be counted for purposes of this per-person share limitation, regardless of whether the Participant did not realize the benefit of the Award as a result of forfeiture, cancellation, expiration, termination or other event. If a stock option or a stock appreciation right is modified after grant to reduce its exercise price or grant value, the modified stock option or stock appreciation right shall be treated as a newly granted stock option or stock appreciation right for purposes of this per-person share limitation, with the shares covered by both the original and the modified grant counting against the number of available shares under this per-person limitation.

The number of shares with respect to each outstanding Award, the option price with respect to outstanding stock options, the grant value with respect to outstanding stock appreciation rights, the aggregate number of shares available at any time under the Plan, the maximum number of shares with respect to which Awards may be made to an individual Participant during the term of the Plan and the number of shares automatically awarded to outside directors as described in Paragraph 9 shall be subject to such adjustment as the Committee, in its Discretion, deems appropriate to reflect such events as stock dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations of or by the Corporation; provided, however, that no fractional shares shall be issued pursuant to the Plan, no Awards may be granted under the Plan with respect to fractional shares, and any fractional shares resulting from such adjustments shall be eliminated from any outstanding Award.

6. Participants: The Committee shall determine and designate from time to time, in its Discretion, those individuals who are or who become key employees (including officers and directors who are also key employees), outside directors, consultants or advisors of the Corporation or any Subsidiary to receive Awards who, in the judgment of the Committee, are or will become responsible for the direction and financial success of the Corporation or any Subsidiary. Subject to the provisions of the Plan, the Committee may authorize in advance the grant of Awards to individuals or classes of individuals who are not at the time of Committee authorization, but who subsequently become, key employees, outside directors, consultants or advisors of the Corporation or any Subsidiary; provided, however, that (i) for all purposes of the Plan, the date of grant of any Award made to an individual pursuant to such authorization shall be no earlier than the date on which such individual becomes an employee, outside director, consultant or advisor of the Corporation or any Subsidiary, and (ii) such authorization shall prescribe the principal terms or range of terms of the Awards that may be made to such individuals or classes of individuals including, without limitation, the type or types of Awards and the number or maximum number of shares to be covered by such Awards.

7. Written Agreement: Each Award granted under the Plan shall be evidenced by a written agreement between the Corporation and the Participant which shall contain such provisions as may be approved by the Committee. Such agreements shall constitute binding contracts between the Corporation and the Participant, and every Participant, upon acceptance of such agreement, shall be bound by the terms and restrictions of the Plan and of such agreement. The terms of each such agreement shall be in accordance with the Plan, but the agreements may include such additional provisions and restrictions determined by the Committee, provided that such additional provisions and restrictions do not violate the terms of the Plan.

8. Allotment of Shares: Subject to the terms of the Plan, the Committee shall determine and fix, in its Discretion, the number or maximum number of shares with respect to which each Participant may be granted Awards; provided, however, that no Incentive Option may be granted under the Plan to any one Participant which would result in the aggregate fair market value, determined as of the date the option is granted, of underlying stock with respect to which Incentive Options are exercisable for the first time by such Participant during any calendar year under any plan maintained by the Corporation (or any parent or Subsidiary of the Corporation) exceeding $100,000.

9. Stock Options: Subject to the terms of the Plan, the Committee, in its Discretion, may grant to Participants either Incentive Options, Nonqualified Options or any combination thereof; provided, however, that an Incentive Option may only be granted to an employee of the Corporation or a Subsidiary, and in the case of a Subsidiary only if (i) the Subsidiary is treated as a disregarded entity owned by the Corporation, or (ii) the Subsidiary is a corporation (or is treated as a disregarded entity owned by a corporation) fifty percent or more of the combined voting power of all classes of stock of which is owned, directly or indirectly, by the Corporation. Each option granted under the Plan shall designate the number of shares covered thereby, if any, with respect to which the option is an Incentive Option, and the number of shares covered thereby, if any, with respect to which the option is a Nonqualified Option.

The following paragraph shall only apply if (i) no other similar provision under any other incentive equity plan of the Corporation also applies with respect to the applicable time period at issue or (ii) if any such other similar provision would apply, outside directors of the Corporation nonetheless have not received and will not receive Nonqualified Options under such other incentive equity plan with respect to the applicable time period at issue.

Outside directors who are first elected or appointed to the Corporation’s Board after adoption by the shareholder of the Corporation of this plan shall be granted automatically (without any action by the Committee or the Board) a Nonqualified Option to purchase 10,000 shares of Common Stock (subject to adjustments as provided in Paragraph 5). In addition, on the first business day of each calendar year during the term of this Plan, each outside director then in office shall be granted automatically (without any action by the Committee or the Board) a Nonqualified Option to purchase 10,000 shares of Common Stock (subject to adjustments as provided in Paragraph 5). An outside director may not receive more than one Nonqualified Option under this paragraph in any calendar year. Notwithstanding anything in this Plan to the contrary, the purchase price per share of the Common Stock covered by each Nonqualified Option granted pursuant to this paragraph shall be 100 percent of the fair market value of the stock on the date on which such option is granted. Each Nonqualified Option granted automatically to a nonemployee director under this paragraph and all rights or obligations thereunder shall become exercisable on the first anniversary of the date of grant, shall terminate on the tenth anniversary of the date of grant, and shall be subject to earlier termination as follows: (1) if an outside director’s services as a member of the Board terminate for any reason other than total disability, death or retirement, any portion of a Nonqualified Option granted pursuant to this paragraph which is not then exercisable shall terminate and any portion of such Nonqualified Option which is then exercisable may be exercised for two years after the date of such termination or until the expiration of the stated term, whichever first occurs; (2) if an outside director’s services as a member of the Board terminate because of total disability (as determined by the Committee) or death, then all Nonqualified Options granted pursuant to this paragraph shall become immediately exercisable and may be exercised for two years after the effective date of the termination of service or until the expiration of the stated term, whichever occurs first; and (3) if an outside director retires on or after age 65 and after ten years of service as a member of the Board, all Options granted pursuant to this paragraph shall become immediately exercisable and may be exercised for five years after the date of retirement or until the expiration of the stated term, whichever occurs first.

10. Stock Option Price: Subject to the rules set forth in this Paragraph 10 and to the provisions in Paragraph 9 above relating to automatic Nonqualified Options issued to outside directors, the Committee, in its Discretion, shall establish the price per share for which the shares covered by the option may be purchased. With respect to an Incentive Option, such option price shall not be less than 100% of the fair market value of the stock on the date on which such option is granted; provided, however, that with respect to an Incentive Option granted to a Participant who at the time of the grant owns (after applying the attribution rules of Section 424(d) of the Code) more than 10% of the total combined voting stock of the Corporation or of any parent or Subsidiary, the option price shall not be less than 110% of the fair market value of the stock on the date such option is granted. With respect to a Nonqualified Option, the option price shall not be less than 100% of the fair market value of the stock on the date such option is granted. Fair market value of a share shall be determined by the Committee and may be determined by taking the mean between the highest and lowest quoted selling prices of the Corporation’s stock on any exchange or other market on which the shares of Common Stock of the Corporation shall be traded on such date or, if there are no sales on such date, on the next preceding or following day on which there are sales. The option price shall be subject to adjustment in accordance with the provisions of Paragraph 5 of the Plan.

11. Payment of Stock Option Price: At the time of the exercise in whole or in part of any stock option granted hereunder, payment of the option price in full in cash or, with the consent of the Committee, in Common Stock of the Corporation or by a promissory note payable to the order of the Corporation which is acceptable to the Committee, shall be made by the Participant for all shares so purchased. Such payment may, with the consent of the Committee, also consist of a cash down payment and delivery of such a promissory note in the amount of the unpaid exercise price. In the Discretion of, and subject to such conditions as may be established by, the Committee, payment of the option price may also be made by the Corporation retaining from the shares to be delivered upon exercise of the stock option that number of shares having a fair market value on the date of exercise equal to the option price of the number of shares with respect to which the Participant exercises the option. In the Discretion of the Committee, a Participant may exercise an option, if then exercisable, in whole or in part, by delivery to the Corporation of written notice of the exercise in such form as the Committee may prescribe, accompanied by irrevocable instructions to a stock broker to promptly deliver to the Corporation full payment for the shares with respect to which the option is exercised from the proceeds of the stock broker’s sale of or loan against some or all of the shares (a “Regulation T Stock Option Exercise”). In the event the Corporation then has in effect a stock repurchase program, in its Discretion and subject to such terms and conditions as it may impose, the Committee may permit a Participant to exercise an option and pay the option price by delivering to the Corporation a written notice of exercise which includes a request that the Corporation repurchase (and retain the repurchase price of) that number of the option shares having a fair market value on the date of exercise equal to the option price of the number of shares with respect to which the Participant exercises the option. Such payment may also be made in such other manner as the Committee determines is appropriate, in its Discretion. No Participant shall have any of the rights of a shareholder of the Corporation under any stock option until the actual issuance of shares to said Participant, and prior to such issuance no adjustment shall be made for dividends, distributions or other rights in respect of such shares, except as provided in Paragraph 5.

12. Stock Appreciation Rights: Subject to the terms of the Plan, the Committee may grant stock appreciation rights to Participants either in conjunction with, or independently of, any stock options granted under the Plan. A stock appreciation right granted in conjunction with a stock option may be an alternative right wherein the exercise of the stock option terminates the stock appreciation right to the extent of the number of shares purchased upon exercise of the stock option and, correspondingly, the exercise of the stock appreciation right terminates the stock option to the extent of the number of shares with respect to which the stock appreciation right is exercised. Alternatively, a stock appreciation right granted in conjunction with a stock option may be an additional right wherein both the stock appreciation right and the stock option may be exercised. A stock appreciation right may not be granted in conjunction with an Incentive Option under circumstances in which the exercise of the stock appreciation right affects the right to exercise the Incentive Option or vice versa, unless the stock appreciation right, by its terms, meets all of the following requirements:

(a)	the stock appreciation right will expire no later than the Incentive Option;

(b)	the stock appreciation right may be for no more than the difference between the option price of the Incentive Option and the fair market value of the shares subject to the Incentive Option at the time the stock appreciation right is exercised;

(c)	the stock appreciation right is transferable only when the Incentive Option is transferable, and under the same conditions;

(d)	the stock appreciation right may be exercised only when the Incentive Option is eligible to be exercised; and

(e)	the stock appreciation right may be exercised only when the fair market value of the shares subject to the Incentive Option exceeds the option price of the Incentive Option.

Upon exercise of a stock appreciation right, a Participant shall be entitled to receive, without payment to the Corporation (except for applicable withholding taxes), an amount equal to the excess of or, in the Discretion of the Committee, a portion of the excess of (i) the then aggregate fair market value of the number of shares with respect to which the Participant exercises the stock appreciation right, over (ii) the aggregate fair market value of such number of shares at the time the stock appreciation right was granted. This amount shall be payable by the Corporation, in the Discretion of the Committee, in cash, in shares of Common Stock of the Corporation, in other property or any combination thereof.

13. Granting and Exercise of Stock Options and Stock Appreciation Rights: Subject to the provisions of this Paragraph 13 and to the provisions in Paragraph 9 above relating to automatic Nonqualified Options issued to outside directors, each stock option and stock appreciation right granted hereunder shall be exercisable at any such time or times or in any such installments as may be determined by the Committee; provided, however, that the aggregate fair market value (determined at the time the option is granted) of the stock with respect to which Incentive Options are exercisable for the first time by a Participant during any calendar year shall not exceed $100,000. A Participant may exercise a stock option or stock appreciation right, if then exercisable, in whole or in part, by delivery to the Corporation of written notice of the exercise, in such form as the Committee may prescribe, accompanied, in the case of a stock option, by payment for the shares with respect to which the stock option is exercised as provided in Paragraph 11 (unless the Committee, in its Discretion, permits a cashless form of option exercise permitted by Paragraph 11). Except as provided in Paragraph 17, stock options and stock appreciation rights may be exercised only while the Participant is an employee, outside director, consultant or advisor, as the case may be, of the Corporation or a Subsidiary. Successive stock options and stock appreciation rights may be granted to the same Participant, whether or not the stock option(s) and stock appreciation right(s) previously granted to such Participant remain unexercised. A Participant may exercise a stock option or stock appreciation right, if then exercisable, notwithstanding that stock options and stock appreciation rights previously granted to such Participant remain unexercised.

14. Non-transferability of Stock Options and Stock Appreciation Rights: No stock option or stock appreciation right granted under the Plan to a Participant shall be transferable by such Participant otherwise than by will, or by the laws of descent and distribution, and stock options and stock appreciation rights shall be exercisable, during the lifetime of the Participant, only by the Participant. Notwithstanding the foregoing, in its Discretion and subject to such terms and conditions as it may prescribe, the Committee may permit a Participant to transfer a Nonqualified Option or a related or independently granted stock appreciation right.

15. Term of Stock Options and Stock Appreciation Rights: If not sooner terminated, each stock option and stock appreciation right granted hereunder shall expire not more than ten (10) years from the date of the granting thereof; provided, however, that with respect to an Incentive Option granted to a Participant who, at the time of the grant, owns (after applying the attribution rules of Section 424(d) of the Code) more than 10% of the total combined voting stock of all classes of stock of the Corporation or any parent or Subsidiary, such option shall expire not more than five (5) years after the date of granting thereof.

16. Continuation of Employment: Subject to the provisions of Paragraph 9 above relating to automatic Nonqualified Options issued to outside directors, the Committee may require, in its Discretion, that any Participant under the Plan to whom a stock option or a stock appreciation right shall be granted shall agree in writing as a condition of the granting of such stock option or stock appreciation right to remain an employee, consultant, advisor or outside director of the Corporation or a Subsidiary, as the case may be, for a designated minimum period from the date of the granting of such stock option or stock appreciation right as shall be fixed by the Committee, and the Committee may further require, in its Discretion, that any Participant agree in writing to comply with any confidentiality, non-solicitation, non-competition and non-disparagement provisions and covenants that the Committee may require as a condition precedent to the exercise of a stock option or a stock appreciation right.

17. Termination of Employment: Subject to the provisions of Paragraph 9 above relating to automatic Nonqualified Options issued to outside directors, if the employment of an employee Participant terminates, if the consultancy or advisorship of a consultant or advisor Participant terminates, or if an outside director Participant ceases to be a director (hereinafter collectively referred to as a “termination of employment”), the Committee may, in its Discretion, permit the exercise of stock options and stock appreciation rights granted to such Participant (a) for a period not to exceed three months following such termination of employment (or one year following termination of employment on account of the Participant’s death or permanent disability) with respect to Incentive Options or related stock appreciation rights, and (b) for a period not to extend beyond the expiration date with respect to Nonqualified Options or related or independently granted stock appreciation rights. In no event, however, shall a stock option or a stock appreciation right be exercisable subsequent to its expiration date. A stock option or stock appreciation right may only be exercised after a Participant’s termination of employment to the extent exercisable on the date of termination of employment; provided, however, that if the termination of employment is due to the Participant’s death, permanent disability or retirement at a retirement age permitted under the Corporation’s or Subsidiary’s retirement plan or policies, or if the termination of employment results from action by the Corporation or a Subsidiary without cause or from an agreement between the Corporation or a Subsidiary and the Participant (hereinafter collectively referred to as a “qualifying termination of employment”), the Committee, in its Discretion, may permit all or part of the stock options and stock appreciation rights granted to such Participant to thereupon become exercisable in full or in part. For purposes of this Paragraph 17 and any other provision of the Plan where the term is used, the Committee’s definition of “cause” shall be final and conclusive.

18. Restricted Stock or Restricted Stock Units: Subject to the terms of the Plan, the Committee may award Participants shares of restricted stock and/or the Committee may grant Participants restricted units with respect to a specified number of shares of stock. All shares of restricted stock and all restricted stock units granted to Participants under the Plan shall be subject to the following terms and conditions (and to such other terms and conditions prescribed by the Committee):

(a)	At the time of each award of restricted shares or restricted stock units, there shall be established for the shares or units a restricted period, which period may differ among Participants and may have different expiration dates with respect to portions of shares or units covered by the same award. Notwithstanding the foregoing, (i) the restricted period for non-performance-based restricted stock awards (excluding those awards described in (iii) below) shall not be less than three years (ii) the restricted period for performance-based restricted stock awards shall not be less than one year and (iii) the restricted period for non-performance-based restricted stock awards that are granted to Participants who elect to receive such awards in lieu of a cash bonus shall not be less than one year.

(b)	Unless otherwise provided in the written grant agreement, shares of restricted stock or restricted stock units granted to a Participant may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered during the restricted period applicable to such shares or units. Except for such restrictions on transfer, a Participant may be provided all of the rights of a shareholder in respect of restricted shares including, but not limited to, the right to receive dividends on, and the right to vote, the shares. A Participant shall have no ownership interest in shares of stock with respect to which restricted stock units are granted; provided, however, that the Committee may, in its Discretion, permit payment to such Participant of dividend equivalents on such units equal to the amount of dividends, if any, which are paid on that number of shares with respect to which the restricted stock units are granted.

(c)	Unless otherwise provided in the written grant agreement, if there is a termination of employment of a Participant, all shares or units granted to the Participant which are still subject to the restrictions imposed by Paragraph 18(b) shall upon such termination of employment be forfeited and transferred back to the Corporation, without payment of any consideration by the Corporation; provided, however, that in the event of a qualifying termination of employment, the Committee may, in its Discretion, release some or all of the shares or units from the restrictions. In addition to or in lieu of conditioning the release of restrictions applicable to restricted shares or restricted stock units on the continued employment of the Participant for the restricted period applicable to the shares or units, the Committee may condition release of the restrictions on the attainment of one or more performance goals during the restricted period (hereinafter referred to as a “performance-based restricted share or restricted stock unit award”).

(d)	The performance goal(s) applicable to a performance-based restricted share or restricted stock unit award shall be based upon free cash flow, cash flow return on investment, stock price, market share, sales, revenues, earnings per share, return on equity, total stockholder return, costs, net income, working capital turnover, inventory or receivable turnover and/or margins of the Corporation, a Subsidiary, or a division or unit thereof. The specific targets and other details of the performance goal(s) shall be established by the Committee, in its Discretion. A performance goal must, however, be objective so that a third party with knowledge of the relevant facts could determine whether the goal has been attained. The performance goal(s) applicable to a performance-based restricted share or restricted stock unit award shall be established by the Committee in writing on or before the date the award is made, and there must be substantial uncertainty whether a performance goal(s) will be attained at the time it is established by the Committee.

(e)	Unless otherwise determined by the Committee in the case of a Participant who dies or becomes permanently disabled, the restrictions imposed by Paragraph 18(b) on restricted shares or restricted stock units subject to a performance-based restricted share or restricted stock unit award shall lapse only after (i) the attainment of the performance goal(s) during the restricted period, and (ii) issuance of a written certification by the Committee (including approved minutes of the meeting of the Committee at which the certification is made) that the performance goal(s) and any other material terms of the award have been attained or satisfied. If the performance goal(s) applicable to a performance-based restricted share or restricted stock unit award has not been attained by the end of the restricted period, the shares or units subject to the award shall be forfeited and transferred back to the Corporation by the Participant, without payment of any consideration by the Corporation.

(f)	Shares of restricted stock (including shares of performance based restricted stock) granted under the Plan may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of stock certificates. If stock certificates are issued in respect of shares of restricted stock, such certificates shall be registered in the name of the Participant, deposited with the Corporation or its designee, together with a stock power endorsed in blank, and, in the Discretion of the Committee, a legend shall be placed upon such certificates reflecting that the shares represented thereby are subject to restrictions against transfer and forfeiture.

(g)	After the expiration of the restricted period applicable to restricted shares (and/or, in the case of performance-based restricted shares, after attainment of the applicable performance goal(s) and issuance of the written certification by the Committee pursuant to Paragraph 18(e)), the Corporation shall deliver to the Participant or the legal representative of the Participant’s estate stock certificates for such shares. If stock certificates were previously issued for the shares and a legend has been placed on such certificate, the Corporation shall cause such certificates to be reissued without the legend.

(h)	After the expiration of the restricted period applicable to restricted stock units (and/or, in the case of performance-based restricted stock units, after attainment of the applicable performance goal(s) and issuance of the written certification by the Committee pursuant to Paragraph 18(e)), the Corporation shall pay to the Participant an amount equal to the then fair market value of the shares to which the restricted stock units relate. In the Discretion of the Committee, such amount may be paid in cash, stock, other property or any combination thereof; provided, however, that the amount of cash and the value of any other property paid to a Participant during any calendar year in settlement of a performance-based restricted stock unit award shall not exceed $1 million. Moreover, in the Discretion of the Committee, such amount may be paid in a lump sum or in installments, on a current or deferred basis, with provision for the payment or crediting of an additional amount on installment or deferred payments based upon a reasonable rate of interest or the actual rate of return on one or more predetermined specific investments, in the Discretion of the Committee.

In the case of events such as stock dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations of or by the Corporation any stock, securities or other property which a Participant receives or is entitled to receive by reason of his ownership of restricted shares (including performance-based restricted shares) shall, unless otherwise determined by the Committee, be subject to the same restrictions applicable to the restricted shares.

Performance-based restricted share and restricted stock unit awards under the Plan are intended to constitute qualified performance-based compensation for purposes of Section 162(m)(4)(C) of the Code and the Treasury Regulations thereunder, and the provisions of this Paragraph 18 (and the other provisions of the Plan relating to performance-based restricted share and restricted stock unit awards) shall be interpreted and administered to effectuate that intent. Moreover, the Committee may revise or modify the requirements of this Paragraph 18 or the terms of outstanding performance-based restricted share and restricted stock unit awards to the extent the Committee determines, in its Discretion, that such revision or modification is necessary for such awards to constitute qualified performance-based compensation.

19. Performance Shares: The Committee may grant to a Participant the right to obtain performance shares subject to the following terms and conditions:

(a)	The Participant’s right to obtain performance shares shall be subject to attainment of one or more performance goals over a performance period prescribed by the Committee.

(b)	The performance goal applicable to an award to a Participant of the right to obtain performance shares shall be based upon free cash flow, cash flow return on investment, stock price, market share, sales, revenues, earnings per share, return on equity, total stockholder return, costs, net income, working capital turnover, inventory or receivable turnover and/or margins of the Corporation, a Subsidiary, or a division or unit thereof. The specific targets and other details of the performance goal shall be established by the Committee in its Discretion. A performance goal must, however, be objective so that a third party with knowledge of the relevant facts could determine whether the goal has been attained.

(c)	The performance goal applicable to an award to a Participant of the right to obtain performance shares shall be established by the Committee in writing at any time during the period beginning on the date of the award and ending on the earlier of (i) ninety (90) days after commencement of the performance period applicable to the award, or (ii) expiration of the first 25% of the performance period; provided, however, that there must be substantial uncertainty whether a performance goal will be attained at the time it is established by the Committee.

(d)	The performance goal established by the Committee must prescribe an objective formula or standard, that could be applied by a third party having knowledge of the relevant performance results, to compute the number of performance shares issuable to the Participant if the goal is attained.

(e)	Unless otherwise determined by the Committee in the case of a Participant who dies or becomes permanently disabled, performance shares shall be issued to a Participant only after (i) expiration of the performance period and attainment of the performance goal applicable to the award, and (ii) issuance of a written certification by the Committee (including approved minutes of the meeting of the Committee at which the certification is made) that the performance goal and any other material terms of the award have been attained or satisfied.

(f)	No Participant shall have any of the rights of a shareholder of the Corporation in respect of the shares covered by a performance share award until the actual issuance of the shares to said Participant and, prior to such issuance, no adjustments shall be made for dividends, distributions or other rights in respect of such shares, except as provided in Paragraph 5.

(g)	In its Discretion and subject to such terms and conditions as it may impose, the Committee may permit a Participant to elect to defer receipt of performance shares to a time later than the time the shares otherwise would be issued to the Participant. In such event, the Committee may, in its Discretion, provide for the payment by the Corporation of an additional amount representing interest at a reasonable rate or the actual rate of return on one or more predetermined specific investments, as determined by the Committee.

(h)

In the Discretion of the Committee, in lieu of settling a performance share award by issuance of shares of Common Stock of the Corporation to a Participant, all or a portion of the award may be settled by payment of cash or other property to the Participant in an amount or having a value equal to the then value of the otherwise issuable shares;

provided, however, that the amount of cash and the value of any other property paid to any Participant during any calendar year in settlement of a performance share award shall not exceed $1,000,000.

(i)	Unless otherwise determined by the Committee, performance shares or rights therein awarded to a Participant may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered by the Participant at any time before actual issuance of the shares to the Participant.

(j)	In its Discretion, the Committee may subject a performance share award to a Participant to any other terms or conditions not inconsistent with the foregoing, including, without limitation, a requirement that the Participant remain an employee of the Corporation or a Subsidiary (including at or above a specified salary grade), or that the Participant remain a consultant, advisor or outside director of the Corporation or a Subsidiary, for the entire performance period applicable to the award.

Performance share awards under the Plan are intended to constitute qualified performance-based compensation for purposes of Section 162(m)(4)(C) of the Code and the Treasury Regulations thereunder, and the provisions of this Paragraph 19 (and the other provisions of the Plan relating to performance share awards) shall be interpreted and administered to effectuate that intent. Moreover, the Committee may revise or modify the requirements of this Paragraph 19 or the terms of outstanding performance share awards to the extent the Committee determines, in its Discretion, that such revision or modification is necessary for such awards to constitute qualified performance-based compensation.

20. Other Stock-Based Awards: The Committee may grant to Participants such other awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock of the Corporation as are deemed by the Committee, in its Discretion, to be consistent with the purposes of the Plan; provided, however, that such grants must comply with applicable law. Without limitation, the Committee may permit a Participant to make a current, outright purchase of shares of Common Stock of the Corporation, which shares may or may not be subject to any restrictions or conditions, for a price equal to, less than or greater than the then fair market value of the shares, with the price payable by the Participant in such form and manner and at such time as determined by the Committee in its Discretion.

21. Investment purpose: If the Committee, in its Discretion, determines that as a matter of law such procedure is or may be desirable, it may require a Participant, upon any acquisition of stock hereunder and as a condition to the Corporation’s obligation to deliver certificates representing such shares, to execute and deliver to the Corporation a written statement in form satisfactory to the Committee, representing and warranting that the Participant’s acquisition of shares of stock shall be for such person’s own account, for investment and not with a view to the resale or distribution thereof and that any subsequent offer for sale or sale of any such shares shall be made either pursuant to (a) a Registration Statement on an appropriate form under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement has become effective and is current with respect to the shares being offered and sold, or (b) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption the Participant shall, prior to any offer for sale or sale of such shares, obtain a favorable written opinion from counsel for or approved by the Corporation as to the availability of such exemption. The Corporation may endorse an appropriate legend referring to the foregoing restriction upon the certificate or certificates representing any shares issued or transferred to the Participant under the Plan.

22. Rights to Continued Employment: Nothing contained in the Plan or in any Award granted pursuant to the Plan, nor any action taken by the Committee hereunder, shall confer upon any Participant any right with respect to continuation of employment or service as an employee, consultant, advisor or outside director of the Corporation or a Subsidiary nor interfere in any way with the right of the Corporation or a Subsidiary to terminate such person’s employment or service at any time with or without cause.

23. Withholding Payments: If, upon the grant, exercise, release of restrictions or settlement of or in respect of an Award, or upon any other event or transaction under or relating to the Plan, there shall be payable by the Corporation or a Subsidiary any amount for income or employment tax withholding, in the Committee’s Discretion, either the Corporation shall appropriately reduce the amount of stock, cash or other property to be paid to the Participant or the Participant shall pay such amount to the Corporation or Subsidiary to enable it to pay or to reimburse it for paying such income or employment tax withholding. The Committee may, in its Discretion, permit Participants to satisfy such withholding obligations, in whole or in part, by electing to have the amount of Common Stock delivered or deliverable by the Corporation in respect of an Award appropriately reduced, or by electing to tender Common Stock back to the Corporation subsequent to receipt of such stock in respect of an Award. The Corporation or any of its Subsidiaries shall also have the right to withhold the amount of such taxes from any other sums or property due or to become due from the Corporation or any of its Subsidiaries to the Participant upon such terms and conditions as the Committee shall prescribe. The Corporation may also defer issuance of stock under the Plan until payment by the Participant to the Corporation or any of its Subsidiaries of the amount of any such tax. In the case of a Regulation T Stock Option Exercise, the Committee may in its Discretion permit the Participant to irrevocably instruct a stock broker to promptly deliver to the Corporation an amount (in addition to the option exercise price) equal to any withholding tax owing in respect of such option exercise from the proceeds of the stock broker’s sale of or loan against some or all of the shares. In the event the Corporation then has in effect a stock repurchase program, in its discretion and subject to such terms and conditions as it may impose, the Committee may permit Participants to satisfy their withholding tax obligations by requesting that the Corporation repurchase (and retain the repurchase price of) that number of shares issuable or issued under the Plan having a then fair market value equal to the amount of withholding tax due. The Committee may make such other arrangements with respect to income or employment tax withholding as it shall determine.

24. Change in Control: Notwithstanding any other provision of the Plan or any provision of a grant or award agreement, in the event the Committee determines that there has been or will be a change in control of the Corporation, the Committee may, without the consent of the holder, provide for any treatment of outstanding Awards which it determines, in its Discretion, to be appropriate. Such treatment may include, without limitation, acceleration of vesting of stock options and stock appreciation rights, release of restrictions applicable to restricted stock or restricted stock units, or deeming performance share awards and performance-based restricted share and restricted stock unit awards to have been earned.

For purposes of the Plan, a “change in control” shall mean any of the following: (a) the consummation of a merger, consolidation or reorganization involving the Corporation, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Corporation’s outstanding voting securities immediately prior to such transaction; (b) the consummation of a transfer, sale or other disposition, in one or a series of related transactions, of all or substantially all of the Corporation’s assets to any individual entity or group (a “Person”) (other than any Person that is directly controlled by or under common control with the Corporation); (c) the consummation of an acquisition, directly or indirectly, by any Person (other than the Corporation or any Person that is directly controlled by or under common control with the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities; (d) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that, any individual who becomes a director of the Corporation subsequent to the date hereof whose election, or nomination for election, by the Corporation’s shareholders was approved by the vote of at least a majority of the Independent Directors (as defined by Nasdaq Marketplace Rule 4200a(15) or, if the Corporation ceases to be listed on The Nasdaq Stock Market and is instead listed on another stock exchange, then as defined by the applicable rules of such other stock exchange) then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; or (e) the consummation of a complete liquidation or dissolution of the Corporation. In no event, however, shall a Change in Control be deemed to occur in connection with (a) a merger or reorganization of the Corporation, the sole purpose of which is to reincorporate the Corporation in a different state, or (b) any public offering of stock, the primary purpose of which is to raise additional capital.

25. Prohibition on Repricing: Except in connection with a corporate transaction involving the Corporation (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding stock options or stock appreciation rights or cancel outstanding stock options or stock appreciation rights in exchange for cash, other Awards or stock options or stock appreciation rights with an exercise price that is less than the exercise price of the original stock options or stock appreciation rights without stockholder approval.

26. Prohibition on Liberal Share Counting: The following shares of Common Stock shall not become available for issuance under the Plan: (a) shares of Common Stock tendered by Participants as full or partial payment to the Corporation upon exercise of stock options granted under this Plan; (b) shares of Common Stock reserved for issuance upon grant of stock appreciation rights, to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of the stock appreciation rights; and (c) shares of Common Stock withheld by, or otherwise remitted to, the Corporation to satisfy a Participant’s tax withholding obligations upon the lapse of restrictions on restricted stock or the exercise of stock options or stock appreciation rights granted under the Plan or upon any other payment or issuance of shares under the Plan.

27. Effectiveness of Plan: The Plan shall be effective on the date the Board adopts the Plan, provided that the shareholders of the Corporation approve the Plan within twelve (12) months of that date. Awards may be granted prior to shareholder approval of the Plan, but each such Award shall be subject to shareholder approval of the Plan. Without limitation, no stock option or stock appreciation right may be exercised and no performance or other shares may be issued prior to shareholder approval, and any restricted stock or restricted stock units awarded are subject to forfeiture if such shareholder approval is not obtained.

28. Termination, Duration and Amendments of Plan: The Plan may be abandoned or terminated at any time by the Board. Unless sooner terminated by the Board, the Plan shall terminate on the date ten (10) years after its adoption by the Board, and no Awards may be granted thereafter. The termination of the Plan shall not affect the validity of any Award outstanding on the date of termination.

For the purpose of conforming to any changes in applicable law or governmental regulations, or for any other lawful purpose, the Board shall have the right, without approval of the shareholders of the Corporation, to amend or revise the terms of the Plan at any time; provided however, that no such amendment or revision shall (i) with respect to the Plan, increase the maximum number of shares in the aggregate which are subject to the Plan or with respect to which Awards may be made to individual Participants or with respect to which Awards may be issued in the form of restricted stock, restricted stock units, Performance Shares or other stock-based awards (subject in each case, however, to the provisions of Paragraph 5), materially change the class of persons eligible to be Participants under the Plan, establish additional and different business criteria on which performance goals applicable to performance share awards or performance-based restricted share or restricted stock unit awards are based, or materially increase the benefits accruing to Participants under the Plan, without approval or ratification of the shareholders of the Corporation; or (ii) with respect to an Award previously granted under the Plan, except as otherwise specifically provided in the Plan, alter or impair any such Award without the consent of the holder thereof.

29. Section 409A of the Code. It is intended that Awards granted under the Plan either be excluded from or comply with the requirements of Section 409A of the Code and the guidance and regulations issued thereunder and, accordingly, to the maximum extent permitted, the Plan and agreements granting Awards shall be interpreted consistent with such intent. In the event that any Award is subject to but fails to comply with Code Section 409A, the Corporation may revise the terms of the grant to correct such noncompliance to the extent permitted under any guidance, procedure or other method promulgated by the Internal Revenue Service now or in the future or otherwise available that provides for such correction as a means to avoid or mitigate any taxes, interest or penalties that would otherwise be incurred by the Participant on account of such noncompliance. Provided, however, that in no event whatsoever shall the Corporation be liable for any additional tax, interest or penalty imposed upon or other detriment suffered by a Participant under Code Section 409A or damages for failing to comply with Code Section 409A.

PROXY

AMERIGON INCORPORATED

21680 HAGGERTY ROAD, SUITE 101, NORTHVILLE, MICHIGAN 48167

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The Notice of Meeting and proxy statement are available at www.amerigon.com and at

www.envisionreports.com/ARGN; however, the only means by which you are able to deliver your proxy is by dating and signing this proxy card and returning it prior to the Annual Meeting of Shareholders.

The undersigned, revoking all prior proxies, hereby appoints Daniel R. Coker and Barry G. Steele as Proxies, each with the power to appoint his or her substitute, and hereby, authorizes them to represent and to vote, as designated below, all the shares of common stock of Amerigon Incorporated held of record by the undersigned on May 10, 2011 at the Annual Meeting of shareholders to be held on Friday, June 24, 2011 or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED ON EACH OF THE PROPOSALS IN THE MANNER RECOMMENDED BY THE BOARD OF DIRECTORS AND, WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENTS THEREOF, WILL BE VOTED IN THE DISCRETION OF DANIEL R. COKER AND BARRY G. STEELE IN ACCORDANCE WITH THEIR BEST JUDGMENT.

☒ Please mark your votes as in this example

PROPOSAL 1: The election to the Board of Directors of the nominee(s) specified in the Proxy Statement:		☐ WITHHOLD from all nominees
☐ FOR all nominees
Lon E. Bell, Francois J. Castaing, Daniel R. Coker, John M. Devine, Maurice E.P. Gunderson, Oscar B. Marx III and James J. Paulsen		☐ WITHHOLD from the nominees listed below

(INSTRUCTION: To withhold authority to vote for particular nominee(s), write the name(s) of the nominee(s) in the space below. If you list less than all of the nominees below, your shares will be voted FOR the remaining nominee(s))

PROPOSAL 2: To ratify the appointment of Grant Thornton LLP to act as the Company’s Registered Independent Accountants for the year ended December 31, 2011.	☐ FOR	☐ AGAINST	☐ ABSTAIN

PROPOSAL 3: To approve, on an advisory basis, the compensation of our named executive officers.	☐ FOR	☐ AGAINST	☐ ABSTAIN

PROPOSAL 4: To approve, on an advisory basis, whether an advisory vote on the compensation of our named executive officers should occur once every one, two or three years.	☐ ONE	☐ TWO	☐ THREE

PROPOSAL 5: To approve the issuance of additional securities to holders of shares of Series C Preferred Stock that would result in such holders having received, in the aggregate in connection with the issuance of the Series C Preferred Stock, 20% or more of our outstanding common stock.	☐ FOR	☐ AGAINST	☐ ABSTAIN

PROPOSAL 6: To approve the amendment to our Articles of Incorporation to increase the authorized number of shares of our common stock from 30,000,000 to 55,000,000.	☐ FOR	☐ AGAINST	☐ ABSTAIN

PROPOSAL 7: To approve the Amerigon Incorporated 2011 Equity Incentive Plan.	☐ FOR	☐ AGAINST	☐ ABSTAIN

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

NOTE: PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THIS PROXY CARD. IF SHARES ARE HELD JOINTLY, EACH HOLDER SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS, ATTORNEYS AND AGENTS SHOULD GIVE THEIR FULL TITLES. IF THE SHAREHOLDER IS A CORPORATION, SIGN IN FULL CORPORATE NAME BY THE AUTHORIZED OFFICER.

Signature

Signature (if jointly held)

Dated:		, 2011